UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
of Stockholders and Proxy Statement

2014

Wednesday, April 30, 2014

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Street

Houston, Texas 77056

Please vote promptly either by:

▶ telephone,

▶ the Internet, or

▶ marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056	Lee M. Tillman President and Chief Executive Officer

March 7, 2014

Dear Marathon Oil Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2014 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, April 30, 2014 at 10:00 a.m. Central Time.

We are providing our stockholders access to our proxy materials over the Internet, pursuant to Securities and Exchange Commission rules. Please read the proxy statement for more information on how to access the proxy materials over the Internet, which allows us to conveniently provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

On March 17, 2014, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report on Form 10-K and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2014 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet, or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 30, 2014

We will hold our 2014 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, April 30, 2014 at 10:00 a.m. Central Time, in order to:

•  elect nine directors;

•  ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2014;

•  consider a non-binding advisory vote to approve our named executive officer compensation;

•  consider a stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures;

•  consider a stockholder proposal seeking a report regarding the Company’s methane emissions; and

•  transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on March 3, 2014. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Marathon Oil is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to conveniently provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2013 Annual Report on Form 10-K to stockholders with this notice and proxy statement.

By order of the Board of Directors,

Sylvia J. Kerrigan
Secretary

Dated: March 7, 2014

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m. Central Time, April 30, 2014
• Place:	Marathon Oil Tower
Conference Center Auditorium
5555 San Felipe Street
Houston, Texas 77056
• Record Date:	March 3, 2014
• Voting:	Stockholders

Meeting Agenda

•                  Election of nine directors

•                  Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2014

•                  Non-binding advisory vote to approve our named executive officer compensation

•                  Stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures

•                  Stockholder proposal seeking a report regarding the Company's methane emissions

•                  Transact any other business that may properly come before the meeting

Voting Matters

Board Proposals	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	23

Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2014	FOR	29

Non-binding advisory vote to approve our named executive officer compensation	FOR	30
Stockholder Proposals
Stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures	AGAINST	31

Stockholder proposal seeking a report regarding the Company’s methane emissions	AGAINST	34

Board Nominees

The following table provides summary information about each director who is nominated for election. Each director nominee will serve a one-year term expiring at the 2015 annual meeting of stockholders.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Gregory H. Boyce	59	2008	Chairman and CEO of Peabody Energy Corporation	• Leadership • Industry • International • Engineering	X	Audit; Compensation[t]; and HES&CR
Pierre Brondeau	56	2011	Chairman, President and CEO of FMC Corporation	• Technology • Leadership • Engineering • International	X	Audit; Compensation; and Corp. Gov.[t]

Proxy Statement Summary (continued)

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Linda Z. Cook	55	2011	Retired Executive Director of Royal Dutch Shell plc	• Leadership • Industry • International • Engineering	X	Audit; Compensation; and Corp. Gov.
Chadwick C. Deaton	61	2014	Retired Chairman of Baker Hughes, Inc.	• Leadership • Industry • International • Engineering	X	Compensation; Corp. Gov.; and HES&CR
Dr. Shirley Ann Jackson	67	2000	President of Rensselaer Polytechnic Institute	• Education • Technology • Government • Leadership	X	Audit; Compensation; and HES&CR
Philip Lader	67	2002	Non-executive Chairman of WPP plc	• Government • International • Leadership • Industry	X	Compensation; Corp. Gov.; and HES&CR♦
Michael E. J. Phelps	66	2009	Chairman and Founder of Dornoch Capital, Inc.	• Finance • International • Leadership • Industry	X	Audit♦; Corp. Gov.; and HES&CR
Dennis H. Reilley	60	2002	Non-executive Chairman of Marathon Oil Corporation	• Finance • International • Leadership • Industry	X
Lee M. Tillman	52	2013	President and CEO of Marathon Oil Corporation	• Leadership • Industry • International • Engineering

Audit Compensation Corp. Gov. HES&CR ♦ Attendance

Audit and Finance Committee

Compensation Committee

Corporate Governance and Nominating Committee

Health, Environmental, Safety and Corporate Responsibility Committee

Committee Chair

In 2013, the director nominees, all of whom are current directors, attendance averaged approximately 99% for the aggregate of the total number of the Board and committee meetings (excluding Mr. Deaton who was elected to the Board effective January 1, 2014).

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Executive Compensation Advisory Vote

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers with a FOR vote. The Board believes that our compensation policies and practices attract talented and experienced executives, motivate them by rewarding individual and collective contributions to our success and retain our executives so that they can directly impact our business.

Proxy Statement Summary (continued)

Stockholder Proposal Seeking Company Report on Lobbying Activities, Policies and Procedures

The New York State Common Retirement Fund (the “Fund”) has given notice that it intends to present a proposal seeking a report regarding the Company’s lobbying activities, policies and procedures at the annual meeting of stockholders. The Fund’s statement in support can be found on page 31. As we discuss more fully on page 33, we believe that the adoption of this proposal is unnecessary and should be evaluated in the context of our current disclosures regarding the Company’s lobbying policies, practices and procedures.

Stockholder Proposal Seeking Company Report on Methane Emissions

The Nathan Cummings Foundation and the Sisters of St. Francis of Philadelphia (the “Proponents”) have given notice that they intend to present a proposal seeking a report regarding the Company’s methane emissions at the annual meeting of stockholders. The Proponents’ statement in support can be found on page 34. As we discuss more fully on page 36, we do not believe a special report beyond our current voluntary and mandatory disclosures is either necessary or an efficient use of Company resources.

Executive Compensation Components

Type	Form	Terms
Long-Term Incentives	• Stock Options	• Generally vest pro-rata over three years
	• Restricted Stock	• Generally vests at the end of three years
	• Performance Units	• Cash payment is based upon relative total stockholder return ranking at the end of a defined performance period, typically three years
Cash	• Base Salary	• Reviewed annually
	• Annual Cash Bonus	• Determined by the Compensation Committee based upon quantitative performance metrics, organizational/strategic performance, and individual performance
Retirement	• Tax-qualified plans	• Broad-based defined benefit and Code Section 401(k) plans to provide retirement benefits
	• Nonqualified plans	• Generally provide for benefits that officers do not receive due to Internal Revenue Code limits
Other	• Perquisites	• Executive physical; reimbursement of tax and financial planning up to an annual maximum

Other Key Compensation Features

•                  Significant stock ownership requirements, including six times base salary for CEO

•                  Clawback of incentive compensation

•                  No severance or employment agreements with current officers

•                  No tax gross-up of perquisites

Proxy Statement Summary (continued)

2013 Compensation Decisions

For a complete description of our 2013 compensation decisions, please refer to the Compensation Discussion and Analysis beginning on page 43.

2015 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2015 Proxy Statement must be received in writing by our corporate Secretary no later than the close of business on November 17, 2014.

Proxy Statement

We have sent you this proxy statement because the Board of Directors (the “Board”) is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Dennis H. Reilley, Lee M. Tillman, and John R. Sult.

We will hold the meeting on April 30, 2014 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice Regarding the Availability of Proxy Materials, the 2014 Proxy Statement, the proxy card, and the Letter to Stockholders and 2013 Annual Report on Form 10-K on or about March 17, 2014.

Questions and Answers

¢       Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon Oil” or the “Company”) common stock at the close of business on March 3, 2014, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting.

¢       What may I vote on?

You may vote on:

•  the election of nine nominees to serve as directors;

•  the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2014;

•  a non-binding advisory vote to approve our named executive officer compensation;

•  a stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures; and

•  a stockholder proposal seeking a report regarding the Company’s methane emissions.

¢       How does the Board recommend I vote?

The Board recommends that you vote:

•  FOR each of the nominees for director;

•  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2014;

•  FOR the non-binding advisory vote to approve our named executive officer compensation;

•   AGAINST the stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures; and

•  AGAINST the stockholder proposal seeking a report regarding the Company’s methane emissions.

¢       If I am a stockholder of record of Marathon Oil shares, how do I cast my vote?

If you are a holder of record of Marathon Oil common stock, you may vote in person at the annual meeting. We will give you a ballot at the meeting.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy on the Internet, by using the proxy card mailed to you, or over the telephone. The procedures for voting by proxy are as follows:

•  To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”) or on your proxy card;

•  To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or

•         To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on April 29, 2014 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢       If I am a beneficial owner of Marathon Oil shares, how do I vote?

If you are a beneficial owner of shares of Marathon Oil common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢       Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢       May I change my vote?

If you are a holder of record of shares of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•         voting again by telephone or over the Internet;

•         sending us a proxy card dated later than your last vote;

•         notifying the Secretary of Marathon Oil in writing; or

•         voting at the meeting.

¢       How many outstanding shares are there?

At the close of business on March 3, 2014, which is the record date for the meeting, there were 691,804,745 shares of Marathon Oil common stock outstanding and entitled to vote.

¢       How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making determinations concerning named executive officer compensation. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢       What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent auditor is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, the proposal related to executive compensation or the stockholder proposals, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢       What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢       Will my vote be confidential?

Only the voting records of employee-stock-holders are kept confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

¢       How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 13, 2013 and no later than December 13, 2013, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢       When must stockholder proposals be submitted for the 2015 annual meeting?

Stockholder proposals submitted for inclusion in our 2015 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 17, 2014. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November 17, 2014 and no later than December 17, 2014 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon Oil’s state of incorporation, the business and affairs of Marathon Oil are managed under the direction of the Board which currently consists of nine directors.  The Board met ten times in 2013 and attendance for Board and committee meetings averaged 99 percent for the full year. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2013 all of our directors attended the meeting in person.

The chairman of the Board presides at all meetings of stockholders and the Board. In 2013, Clarence P. Cazalot, Jr. served as our chairman of the Board. Because Mr. Cazalot was not independent, we again elected a lead director to preside at executive sessions of non-employee directors. Among other things, the lead director is also responsible for reviewing with the chairman and CEO the proposed Board and committee meeting agendas. Following Mr. Cazalot’s retirement as executive chairman on January 1, 2014, Dennis H. Reilley, our lead director during 2013, was appointed by the Board as non-executive chairman.

Our Corporate Governance Principles require non-employee directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2013, non-employee directors of the Company held nine executive sessions.

In 2013, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2013.

Board Committee Memberships	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Health, Environmental, Safety and Corporate Responsibility Committee
	Gregory H. Boyce	X	X*		X
	Pierre Brondeau	X	X	X*
	Linda Z. Cook	X	X	X
	Chadwick C. Deaton		X	X	X
	Shirley Ann Jackson	X	X		X
	Philip Lader		X	X	X*
	Michael E. J. Phelps	X*		X	X
Dennis H. Reilley
	Number of Meetings in 2013	8	6	4	3
* Chair (effective January 1, 2014)

Chadwick C. Deaton was elected to the Board effective January 1, 2014.  On January 29, 2014, he was appointed by the Board to serve on the Compensation Committee, the Corporate Governance and Nominating Committee and the Health, Environmental, Safety and Corporate Responsibility Committee.

Board and Committee Independence

The principal committee structure of the Board includes the audit and finance, compensation, corporate governance and nominating, and health, environmental, safety and corporate responsibility committees. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2013, the Board considered royalty payments totaling $1,687,877 received by the Company from a wholly-owned subsidiary of a company of which Gregory H. Boyce is chairman and chief executive officer, contributions by the Company totaling $32,000 to Rensselaer Polytechnic Institute, a university of which Shirley Ann Jackson is the President, and contributions to universities and other not-for-profit organizations of which Pierre Brondeau, Linda Z. Cook and Philip Lader or their immediate family members are directors, trustees or affiliates, with no contribution exceeding $75,000. With respect to Chadwick C. Deaton, the Board considered the Company’s commitment to make a contribution of $250,000 to the University of Wyoming Foundation in 2014. Mr. Deaton is on the board of the University of Wyoming Foundation. In 2014, the Company also expects to make royalty payments to family trusts in which Mr. Deaton is a beneficiary and pension benefit payments to immediate family members in amounts not to exceed $15,000 collectively. These transactions did not exceed the thresholds set forth in the categorical standards discussed below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Gregory H. Boyce; Pierre Brondeau; Linda Z. Cook; Chadwick C. Deaton; Shirley Ann Jackson; Philip Lader; Michael E. J. Phelps; and Dennis H. Reilley.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is attached hereto as Appendix I and is also available on the Company’s website at http://www.marathonoil.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2013. All the members of the Audit and Finance Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of New York Stock Exchange (“NYSE”) Rule 303A.02).

This committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•

reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	reviewing and approving annually the audit plans for both the independent auditor and internal auditor;

•	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans;

•	reviewing, evaluating and assuring the rotation of the lead audit partner as required by law and considering whether rotation of the independent auditor firm is necessary;

•

reviewing with the chief executive officer, the chief financial officer, the general counsel, and the internal auditors, if appropriate, the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•

reviewing, approving and discussing with management, the independent auditor and if appropriate the internal auditors, the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the annual report on Form 10-K;

•	reviewing and discussing earnings press releases with management;

•	discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

•	reviewing and recommending dividends;

•	approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

•	reviewing and reporting on the Company’s compliance with financial covenants and other terms of loans and other agreements;

•	reviewing year-end hydrocarbon reserve estimates and tax contingency reserves;

•

reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with codes of conduct, corporate policies dealing with business conduct or whistleblowing procedures, and periodically reviewing any associated complaints or published reports;

•	reviewing, overseeing and discussing with management the processes and controls, including policies and guidelines, established to assess, monitor, manage and mitigate the Company’s risk; and

•	completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix II to this proxy statement and is also available on the Company’s website at http://www.marathonoil.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board has determined that Michael E. J. Phelps qualifies as an “Audit Committee Financial Expert.” Mr. Phelps held a number of senior executive positions, including chief executive officer and chief financial officer for Westcoast Energy, Inc. In addition to his master’s of Law degree, he holds a bachelor of arts degree in economics and history.

Hiring of Employees or Former Employees of the Independent Auditor

This policy provides that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. The complete policy statement is available on the Company’s website at http://www.marathonoil.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of concerns received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathonoil.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the NYSE and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathonoil.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2013.

The committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•

reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer, including considering the most recent stockholder advisor vote on executive compensation required by Section 14A of the Exchange Act;

•

reviewing and approving the frequency with which to submit to stockholders an advisory vote to approve named executive officer compensation, taking into account any prior stockholder advisory vote regarding such frequency;

•	reviewing and considering the results of any stockholder advisory votes to approve named executive officer compensation;

•	determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	reviewing funding policies and performance for the Company’s pension and other post-employment benefit plans;

•	confirming the achievement of performance levels under the Company’s incentive compensation plans;

•	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•	evaluating its performance on an annual basis.

The committee used Meridian Compensation Partners LLC (“Meridian”) to provide consulting services and advice to the committee on executive compensation matters. The consultant reports directly to the committee and provides information on industry trends, market practices and legislative issues. Meridian provides no other services to the Company or its executive officers, and the committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final executive officer compensation decisions are made by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the independent compensation consultant, the CEO, and the Vice President of Human Resources and Administrative Services, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gregory H. Boyce (Chairman), Pierre Brondeau, Linda Z. Cook, Chadwick C. Deaton, Shirley Ann Jackson and Philip Lader. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2013, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which had an executive officer serving as a member of our Compensation Committee or Board.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the NYSE. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become Board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

•

reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by stockholders for election as directors;

•	considering and recommending non-employee director compensation;

•

reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices, including reviewing and approving codes of conduct applicable to directors, officers and employees and policies of the Company;

•	establishing the process and overseeing the evaluation of the Board;

•	reviewing and, if appropriate, approving any related person transactions;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

•	evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathonoil.com/Charter_CorpGovNom_Committee/.

Health, Environmental, Safety, and Corporate Responsibility Committee

The Health, Environmental, Safety, and Corporate Responsibility Committee assists the Board in identifying and monitoring health, environmental, safety, social and political trends, issues, and concerns which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathonoil.com/HESCR_Committee_Charter/.

The committee is, among other things, responsible for:

•	reviewing and recommending Company policies, programs, and practices concerning broad health, environmental, safety, social, public policy and political issues;

•

identifying, evaluating and monitoring the health, environmental, safety, social, public policy and potential trends, issues and concerns, which affect or could affect the Company’s business activities;

•	reviewing legislative and regulatory issues affecting the Company’s businesses and operations; and

•	reviewing the Company’s political, charitable and educational contributions.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board and committees of the Board in accordance with the focus areas of each committee:

The Audit and Finance Committee annually reviews the process by which Enterprise Risk Management is undertaken by the Company and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. They monitor compliance with legal and regulatory requirements and internal control systems. They also review risks associated with financial strategies and capital structure of the Company.

The Compensation Committee reviews the executive compensation program to help ensure that it does not encourage excessive risk. It also reviews executive compensation, incentive compensation and succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives.

The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks including those relating to health, environment, safety and security. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect the Company’s business activities, performance and reputation.

The Board receives regular updates from the committees about their activities in this regard and also reviews risks not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the strategy meeting of the Board and periodically throughout the year.

While the Board and committees of the Board oversee risk management, Company management is responsible for managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. The governance of this process is effectuated through the executive sponsorship of the CEO and CFO and a committee of executive officers and senior managers responsible for working across the business to manage each enterprise level risk and to identify emerging risks.

Corporate Governance Principles

Our Corporate Governance Principles are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee, the chairman of the Board and chief executive officer, and the secretaries of the Compensation and Corporate Governance and Nominating Committees should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee and the chairman of the Board and chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws or applicable law. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency.

The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, the Board does not have a policy, one way or the other, on whether or not the roles of the chairman and CEO should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board is to make this choice on the basis of what is best for our Company at a given point in time. Following the spin-off of our downstream businesses on June 30, 2011 (the “Spin-off”), Clarence P. Cazalot, Jr. became chairman, president and CEO of our Company. At that time, the Board determined that Mr. Cazalot possessed the right level of experience and skill sets to lead the Board and our Company. At the same time, Dennis H. Reilley was appointed lead director. Following Mr. Cazalot’s retirement on January 1, 2014, the Board appointed Mr. Reilley as non-executive chairman. As a former non-executive chairman of Covidien Ltd. and a former chairman, president and CEO of Praxair, Inc., along with service on three other publicly-traded company boards, Mr. Reilley has gained invaluable insight and exposure to many of the major issues we face as a publicly-traded company. Mr. Reilley also gained valuable knowledge and experience in his role as lead director of the Board from the time of the Spin-off until Mr. Cazalot’s retirement. As non-executive chairman, Mr. Reilley’s duties include presiding at board meetings and executive sessions of the non-employee directors and reviewing the Board and committee agendas. We believe the Board leadership structure is appropriate for us at this time.

Diversity

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. In accordance with our Corporate Governance Principles, the assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, technology and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities. The newest members of our Board are Linda Z. Cook and Chadwick C. Deaton. Ms. Cook has valuable domestic and international oil and gas experience and serves on the boards of three other companies. Mr. Deaton has extensive knowledge of the energy business, including senior executive experience in the oilfield services industry, and serves on the boards of four other companies.

Communications from Interested Parties

All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Health, Environmental, Safety and Corporate Responsibility Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or hescrchair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct

Our Code of Business Conduct is available on our website at http://www.marathonoil.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathonoil.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	comply with applicable governmental laws, rules and regulations; and

•

promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Compensation of Directors

In 2013, a total of 7 independent, non-employee directors served on our Board for the entire year (Mr. Boyce, Mr. Brondeau, Ms. Cook, Dr. Jackson, Mr. Lader, Mr. Phelps and Mr. Reilley). Mr. Deaton joined our Board on January 1, 2014. The Board determines annual retainers and other compensation for non-employee directors. Mr. Cazalot and Mr. Tillman are the only directors who are also employees of Marathon Oil. Directors who are employees of Marathon Oil receive no additional compensation for their service on the Board. Mr. Cazalot retired as executive chairman and resigned from the Board effective January 1, 2014.

2013 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)

Gregory H. Boyce(4)	165,000	175,000	0	0	0	0	340,000
Pierre Brondeau(4)	158,334	175,000	0	0	0	0	333,334
Linda Z. Cook(4)	150,000	175,000	0	0	0	10,000	335,000
Shirley Ann Jackson(4)	155,000	175,000	0	0	0	10,000	340,000
Philip Lader(4)	162,500	175,000	0	0	0	10,000	347,500
Michael E. J. Phelps(4)	160,000	175,000	0	0	0	0	335,000
Dennis H. Reilley(4)	174,167	175,000	0	0	0	0	349,167

(1)          The amounts shown reflect annual cash retainers, lead director fees, and committee chair retainers for 2013. Directors are eligible to defer up to 100% of their $150,000 annual cash retainer fees.

(2)          The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.

(3)          The amounts shown represent contributions made on behalf of the directors under our matching gifts program.

(4)          The aggregate number of stock unit awards outstanding as of December 31, 2013 for each director is as follows: Mr. Boyce, 36,518; Mr. Brondeau, 16,741; Ms. Cook, 13,853; Dr. Jackson, 84,457; Mr. Lader, 78,420; Mr. Phelps, 32,776; and Mr. Reilley, 81,891.

In 2013, we paid our non-employee directors as follows:

Annual Cash Retainer	$150,000
Annual Common Stock Unit Award	$175,000
Committee Chair Retainer	$15,000 Audit and Finance Committee $15,000 Compensation Committee $12,500 All other committees
Lead Director Retainer	$20,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

Non-employee directors received an annual common stock unit award valued at $175,000. During 2013, these awards were credited to an unfunded account on an annual basis on the first business day of the calendar year, based on the closing stock price on the grant date. When dividends are paid on our common stock, directors receive dividend equivalents in the form of common stock units. The awards vest and are payable in shares upon the earlier of (a) the third anniversary of the grant date, or (b) the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of Marathon Oil common stock. When a director leaves the Board, he or she receives cash in a lump sum.

Under our matching gifts program, each year Marathon Oil will match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors are expected to hold three times the value of the annual retainer in Marathon Oil stock. Directors have five years from the commencement of their service on the board to achieve this level of stock ownership. Effective January 1, 2014, the Chairman is expected to hold four times the value of the annual retainer in Marathon Oil stock.

As previously discussed in the section “Leadership Structure of the Board” on page 19, Mr. Reilley, formerly lead director, assumed the role of chairman effective January 1, 2014. For 2014, the Board approved the same director compensation program as 2013 and also approved a $75,000 Annual Chairman Retainer for Mr. Reilley.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

Our Restated Certificate of Incorporation provides that directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have nine nominees for director whose terms expire in 2014.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between six and eleven members. The director nominees for election are for a one-year term expiring at the 2015 annual meeting of stockholders. Of the nine current directors, one is an officer of Marathon Oil, six have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, and one has a distinguished career as an international business leader and diplomat. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director
Terms Expire 2015

Gregory H. Boyce	Director since 2008	Age 59
Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008 and was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, Mr. Boyce served as Chief Executive Officer - Energy for Rio Tinto plc, an international natural resource company. He was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, Mr. Boyce had extensive engineering and operating experience with Kennecott. He served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. Mr. Boyce also serves on the Board of Directors of Monsanto Company. He is past chairman of the National Mining Association and is a member of the Business Round Table and Business Council. Mr. Boyce is Chairman of the Coal Industry Advisory Board of the International Energy Agency and a member of the National Coal Council. He is also a member of the Board of Trustees of Washington University of St. Louis. Mr. Boyce is a member of Civic Progress in St. Louis and is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering and the School of Engineering and Applied Science National Council at Washington University.

As a chief executive officer, Mr. Boyce’s current position provides him with experience running a major corporation with international operations. This includes developing strategic insight and direction for his company. Global operations require a thorough understanding of different cultures and political regimes. His position as chief executive officer also exposes him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial.

Pierre Brondeau	Director since 2011	Age 56
Chairman, President and Chief Executive Officer of FMC Corporation

Mr. Brondeau earned both a bachelor of science degree and a Ph.D from Institut National des Sciences Appliquées of Toulouse in biochemical engineering and received a master’s degree from the University of Montpellier, France in food sciences. He joined FMC Corporation on January 1, 2010, as President and Chief Executive Officer and became Chairman of the Board on October 1, 2010. Mr. Brondeau served as President and Chief Executive Officer of Dow Advanced Materials Division of Dow Chemical Company until September 2009. He was President and Chief Operating Officer of Rohm and Haas Company from May 2008, which was acquired by Dow Chemical in April 2009. From 2006 through May 2008, Mr. Brondeau served as Executive Vice President of electronics and specialty materials of Rohm and Haas Company. He held numerous executive positions during his tenure at Rohm and Haas Company from 1989 through May 2008, in Europe and the United States with global responsibilities for marketing, sales, research and development, engineering, technology and operations. Mr. Brondeau also serves on the Board of Directors of TE Connectivity Ltd. He is Vice Chairman of the Board of the American Chemistry Council.

Mr. Brondeau’s years of senior executive experience and executive leadership at large multi-national companies and his knowledge of developing technology, finance, acquisitions and mergers, strategic planning and regulatory issues impacting publicly-traded companies provides a valuable resource for our Board. He also has leadership experience serving as chairman of the board and also as a member of the board of an electronics manufacturer with service on its audit committee.

Nominees for Director (continued)
Terms Expire 2015

Linda Z. Cook	Director since 2011	Age 55
Retired Executive Director of Royal Dutch Shell plc

Ms. Cook earned a bachelor of science degree from University of Kansas in petroleum engineering. She served as Executive Director of Royal Dutch Shell plc from August 2004 to December 2009 with responsibilities for global natural gas, trading and technology. Previously, Ms. Cook served as Director, President and Chief Executive Officer of Shell Canada Limited from August 2003 to August of 2004. From January 2000 to July of 2003, she served as Chief Executive Officer for Shell Gas & Power. Ms. Cook also serves on the Boards of Directors of The Boeing Company, KBR, Inc. and Cargill, Inc., a privately held company. She is a member of the Board of Trustees for the University of Kansas Endowment Association. Ms. Cook is a member of the Society of Petroleum Engineers. Within the past five years, she previously served on the Board of Directors of Royal Dutch Shell plc.

Ms. Cook has extensive knowledge and experience in the oil and gas industry gained through her position as executive director of Royal Dutch Shell plc and various other executive and management positions with Shell. As a result of these positions, she has valuable experience in the domestic and international oil and gas business. She also gained valuable experience in managing many of the major issues, such as strategic, operational, technology, compensation, management development, acquisitions, dispositions, capital allocation, government and stockholder relations, that we deal with today. Ms. Cook’s service on the boards of two other publicly-traded companies and one privately-held company has provided her exposure to different industries and approaches to governance and other key issues.

Chadwick C. Deaton	Director since 2014	Age 61
Retired Executive Chairman of Baker Hughes Incorporated

Mr. Deaton earned a Bachelor of Science in Geology from the University of Wyoming. Mr. Deaton was Executive Chairman of the Board of Baker Hughes Incorporated from January 2012 to April 2013 and its Chairman of the Board from October 2004 to January 2012. He served as Chief Executive Officer of Baker Hughes Incorporated from October 25, 2004 to December 31, 2011, and President of Baker Hughes Incorporated from February 1, 2008 to July 28, 2010. He retired from Baker Hughes on April 25, 2013. Before leading Baker Hughes, Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company from 2002 through October 2004. He was a Senior Advisor to Schlumberger Oilfield Services from 1999 to September 2001 and was an Executive Vice President from 1998 to 1999. Mr. Deaton serves on the Boards of Ariel Corporation, a privately held manufacturer of gas compressor equipment, Air Products and Chemicals, Inc., CARBO Ceramics Inc. and Transocean Ltd. Within the past five years, he previously served on the Board of Directors of Baker Hughes Incorporated. Mr. Deaton is a director of Junior Achievement of Southeast Texas, Houston Achievement Place and a member of the Society of Petroleum Engineers Industry Advisory Council. He also serves on the board of the University of Wyoming Foundation and the Wyoming Governor’s Engineering Task Force.

Mr. Deaton has over 32 years of executive and management experience in the energy business, including over 14 years of senior executive experience in the oilfield services industry.  As a former chairman, president and CEO of Baker Hughes and other executive level positions, Mr. Deaton has valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly-traded company in the oil and gas industry.  Mr. Deaton’s service on the boards of three other publicly-traded companies and one privately-held company has provided him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)
Terms Expire 2015

Shirley Ann Jackson	Director since 2000	Age 67
President of Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson holds 51 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and was named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, was President in 2004, and currently is a fellow. Dr. Jackson is a member of the National Academy of Engineering, and the American Philosophical Society, and is a fellow of the Royal Academy of Engineering (U.K.), the American Academy of Arts and Science and of the American Physical Society. In 2009 she was appointed to serve on the President’s Council of Advisors on Science and Technology (PCAST). In 2011, Dr. Jackson was appointed to the International Security Advisory Board (ISAB) at the U.S. Department of State, advising the Secretary of State and the Undersecretary for Arms Control and International Security. She serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She is former Chairman of NYSE Regulation, Inc. Within the past five years, Dr. Jackson also previously served as a director of NYSE Euronext. She is a member of the Board of the Council on Foreign Relations, the Board of Regents of the Smithsonian Institution, and a life member of the M.I.T. Corporation. Dr. Jackson previously served as the University Vice Chairman of the U.S. Council on Competitiveness, and co-chaired its Energy Security, Sustainability and Innovation initiative.

Through her current position as President of Rensselaer Polytechnic Institute, former position as Chairman of the U.S. Nuclear Regulatory Commission and other appointments and positions, Dr. Jackson has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. She has particular experience with energy policy, technology and management of large projects. Also, her previous and current board positions on other publicly-traded companies have provided over 30 years of audit committee experience, including as chair, compensation committee experience and governance and nominating committee experience, including as chair. This experience has given her exposure to different industries and approaches to governance and other key issues.

Philip Lader	Director since 2002	Age 67
Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, and completed graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was Assistant to the President and White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company, Executive Vice President of Sir James Goldsmith’s U.S. holding company, and president of universities in Australia and South Carolina. He currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global and Burson-Marsteller, among other international marketing/media services companies. Ambassador Lader is a senior advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation and United Company RusAl Plc. Ambassador Lader was Vice Chairman of RAND Corporation and is a member of the Boards of Trustees of the Smithsonian Museum of American History and The Atlantic Council, as well as a member of the Council on Foreign Relations. Within the past five years, Ambassador Lader served as a director for Songbird Estates plc (Canary Wharf) and Lloyd’s (of London).

Through his positions as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable experience and knowledge managing many of the major issues we face as a publicly-traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Health, Environmental, Safety and Corporate Responsibility Committee. Ambassador Lader’s other board positions have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)
Terms Expire 2015

Michael E. J. Phelps	Director since 2009	Age 66
Chairman and Founder of Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelor’s degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a master’s of law degree. Mr. Phelps was awarded honorary doctorates by three universities. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982 as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy Corporation in 2002. Mr. Phelps serves as a director of Spectra Energy Corporation. Within the past five years, he served as a director of Canadian Pacific Railway Company and Prodigy Gold Incorporated (formerly Kodiak Exploration Ltd.). Mr. Phelps also serves as a director of Vancouver Hospital Foundation and previously served as Chair from 2010 to 2012. He is a member of the North American Advisory Board of the London School of Economics and is a Special Advisor to Nomura Canada, Inc.

Through his position as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience dealing with operations in Canada and other international locations. This is extremely beneficial due to our Canadian oil sands and other international operations. His previous and current positions on the boards of six other publicly-traded companies have given him exposure to different industries and approaches to governance and other key issues.

Dennis H. Reilley	Director since 2002	Age 60
Non-executive Chairman of Marathon Oil Corporation

Mr. Reilley graduated from Oklahoma State University with a bachelor’s degree in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to executive assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including vice president and general manager of Specialty Chemicals. In May 1999, he was appointed executive vice president and chief operating officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became chairman, president and chief executive officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of chairman and chief executive officer and through April 2007 served as chairman. He served as non-executive chairman of Covidien Ltd. from June 29, 2007 through September 30, 2008. Mr. Reilley became non-executive Chairman of the Board of Marathon Oil Corporation on January 1, 2014. He also serves on the Boards of Directors of Dow Chemical Company and Covidien Ltd. Within the past five years, Mr. Reilley also served as a director of H. J. Heinz Co. He is former Chairman of the American Chemistry Council.

Mr. Reilley has over 34 years of executive and management experience in the oil, petrochemical and chemical industries. As a result of his positions as chairman, president and CEO of Praxair and other executive and management positions, Mr. Reilley has valuable experience in managing many of the major issues that we face as a publicly-traded company in the oil and gas industry. His service on three other publicly-traded company boards has given him valuable insight and exposure to different industries and approaches to governance and other key issues. Mr. Reilley also has a valuable financial background from his education and work experiences.

Nominees for Director (continued)
Terms Expire 2015

Lee M. Tillman	Director since 2013	Age 52
President and Chief Executive Officer of Marathon Oil Corporation

Mr. Tillman received a Bachelor of Science degree in chemical engineering with honors from Texas A&M University and a Ph.D. in chemical engineering from Auburn University. On August 1, 2013 he became a director, President and Chief Executive Officer of Marathon Oil Corporation. Immediately prior to this, Mr. Tillman served as vice president of Engineering for ExxonMobil Development Company where he was responsible for all global engineering staff engaged in major project concept selection, frontend design and engineering. Between 2007 and 2010, he served as North Sea production manager and lead country manager for subsidiaries of ExxonMobil in Stavanger, Norway. From 2006 to 2007, he served as acting vice president, ExxonMobil Upstream Research Company. Mr. Tillman began his career in the oil and gas industry at Exxon Corporation in 1989 as a research engineer and has extensive operations management and leadership experience that has included assignments in Jakarta, Indonesia; Aberdeen, Scotland; Stavanger, Norway; Malabo, Equatorial Guinea; Dallas and New Orleans. He is a member of the University of Houston Energy Advisory Board, and a member of the Engineering Advisory Council and the Chemical Engineering Advisory Council of Texas A&M University. Mr. Tillman is a member of the Society of Petroleum Engineers.

As our President and Chief Executive Officer, Mr. Tillman sets the strategic direction of our Company under the guidance of the Board. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and handling of the day-to-day issues affecting our business provides the Board with invaluable information necessary to direct the business and affairs of our Company.

Proposals of the Board (continued)

Proposal No. 2

Ratification of Independent Auditor for 2014

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”) an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2014. PwC served as our independent auditor continuously since the separation from United States Steel on December 31, 2001 and for many years prior thereto. The fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services are reviewed and approved by the Audit and Finance Committee. In order to assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring the regular rotation of the lead audit partner as required by law and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PwC as our independent auditor for 2014. We believe the appointment of PwC as our independent auditor is in the Company’s best interests and in the best interests of our stockholders. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PwC to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

Your Board of Directors recommends that you vote FOR the
ratification of the selection of PricewaterhouseCoopers LLP as the
Company’s Independent Auditor for 2014.

Proposals of the Board (continued)

Proposal No. 3

Say on Executive Pay

Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers as disclosed in this proxy statement. Currently, we seek the advisory vote of our stockholders to approve the compensation of our named executive officers annually and expect that the next such advisory vote will be held at our annual meeting in 2015.

Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.

Additionally, we think that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs and encourage stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the chairman of the Committee to provide input on executive compensation matters at any time by email: compchair@marathonoil.com.

Stockholders may also contact management to provide input on executive compensation matters at any time by contacting Howard J. Thill, Vice President, Corporate, Government and Investor Relations by email:  hjthill@marathonoil.com.

As described in the Compensation Discussion and Analysis, the Compensation Committee, comprised entirely of independent directors, has effectively established executive compensation programs that reflect both company and individual performance. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and value to our stockholders.

Our trading policy precludes our directors and officers from engaging in any purchase or sale of derivative securities involving our common stock or from conducting any hedging transactions related to our stock. Also, no director or officer may pledge or create a security interest in any of the Company’s securities.

Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. We therefore ask that stockholders approve the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the accompanying tables.

Your Board of Directors recommends that you vote FOR Proposal No. 3 approving these executive compensation matters.

Proposal of Stockholders

Proposal No. 4

Lobbying Report

The New York State Common Retirement Fund, 633 Third Avenue, 31st Floor, New York, New York, owner of 2,830,898 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Marathon Oil Corporation (“Marathon Oil”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.             Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.             Payments by Marathon Oil used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.             Marathon Oil’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.             Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purpose of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Marathon Oil is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Marathon Oil is listed as a member of the American Petroleum Institute (“API”) and National Association of Manufacturers (“NAM”). In 2011 and 2012, API and NAM spent more than $33 million on lobbying.

Proposal of Stockholders (continued)

Marathon Oil does not disclose its memberships in, or payments to, trade association, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Marathon Oil’s long-term interests.

Marathon Oil spent approximately $5.23 million in 2011 and 2012 on direct federal lobbying activities, according to Senate disclosure reports. These figures do not include lobbying expenditures to influence legislation in states. And Marathon Oil does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as Marathon Oil’s service on the Energy, Environment and Agriculture Task Force of the American Legislative Exchange Council (ALEC). At least 50 companies have publicly left ALEC because their business objectives and values did not align with Alec’s activities, including Entergy and EnergySolutions.

We urge support for this proposal.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING A COMPANY REPORT ON CORPORATE LOBBYING EXPENDITURES, POLICIES AND PROCEDURES.

At our 2013 annual stockholder meeting, the New York State Common Retirement Fund submitted a substantially similar stockholder proposal, which our stockholders did not approve. We believe that our stockholders recognized in 2013 that our Company is committed to adhering to the highest ethical standards when engaging in lobbying activities and complying with the letter and spirit of all laws and regulations governing those activities. Therefore, we continue to believe that the adoption of this proposal is unnecessary and should be evaluated in the context of our current disclosures regarding lobbying policies, practices and procedures. We believe a special report beyond our current voluntary and mandatory disclosures is neither productive nor an efficient use of Company resources.

Information regarding our political and lobbying policies, practices and procedures is available in various forms on our website at www.marathonoil.com. The Health, Environmental, Safety and Corporate Responsibility Committee of the Board (“Committee”) is responsible for maintaining an oversight function regarding political contributions. This oversight function includes lobbying expenditures, which are periodically reported to the Committee. The Code of Business Conduct (“Code”) lays the foundation for our business practices and decisions. As disclosed in the Code, no Company funds, property or services may be used to help nominate or elect any candidate to public office or support any referendum or other issue-related campaign or to support any political party without the approval of our CEO or Vice President, Corporate, Government and Investor Relations. Our Government Affairs Organization arranges all lobbying contact for the Company with U.S. federal legislators, federal executive branch officials or their staff members or state or local government officials. As stated in the Living Our Values 2012 Corporate Social Responsibility Report, our objectives are to participate in the public policy process on issues relevant to our Company and industry, while meeting or surpassing legal and regulatory requirements. We believe our objectives, along with our policies, practices and disclosures, satisfies the essential objectives of the stockholder proposal.

Our federal lobbying expenditures are publicly disclosed to Congress. These quarterly, semi-annual, and annual filings report the Company’s federal lobbying expenditures on an aggregate basis, and include consulting services, federal grassroots lobbying, direct contact lobbying, and trade association dues attributable to federal lobbying. These reports are publicly available and can be found on the websites of the Office of the Secretary of the U.S. Senate and the Office of the Clerk of the U.S. House of Representatives.

As previously stated, our policy is to comply with all federal, state and local lobbying and ethics laws where we operate. Our registered lobbyists are also required to comply with all federal, state and local lobbying and ethics laws and related reporting obligations in accordance with our agreements with them. Currently, the Company or its registered lobbyists provide disclosures on lobbying activities in the states where we do business. In some states where we have lobbying activities, no report is required to be filed by the Company, but the Company’s registered lobbyists are required to report certain lobbying expenditures and activities made on our behalf. These reports can be found in the public domain on the states’ websites.

In light of our continuing commitment to provide transparency and accountability regarding our lobbying activities and complying with the letter and spirit of all laws and regulations governing these activities, we believe that the adoption of this proposal is unnecessary and not in the best interests of our Company or stockholders. We urge you to vote against the proposal.

For the reasons stated above, your Board of Directors recommends a vote AGAINST Proposal No. 4.

Proposal of Stockholders (continued)

Proposal No. 5

Methane Emissions Report

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York, owner of 1,304 shares of common stock, and the Sisters of St. Francis of Philadelphia, 609 S. Convent Road, Aston, Pennsylvania, owner of 8,705 shares of common stock, have given notice that they intend to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Whereas:

Over a 20-year period, methane’s impact on temperature is 86 times that of carbon dioxide and therefore contributes significantly to climate change. The oil and gas industry accounts for 70% of energy-related methane emissions.

Studies from Cornell, the University of Colorado and the University of Texas, among others, estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times.

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost” and help keep the increase in global mean temperature below 2 degrees Celsius. All four policies rely only on existing technologies, have already been adopted and proven in several countries and would not harm economic growth in any country or region.

The IEA highlights the risk of failing to implement best practice measurement and disclosure of methane emissions in its 2012 report, “Golden Rules for a Golden Age of Gas.” The IEA recommends oil and gas producers undertake a set of action “necessary to realise the economic and energy security benefits while meeting public concerns” about unconventional gas development. One of the actions is to “eliminate venting, [and] minimise flaring and other emissions,” and the IEA recommends that producers “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

The IEA also states that, “public authorities need to consider imposing restriction on venting and flaring.” A failure by companies to proactively reduce methane emissions may invite more rigorous regulations.

We believe Marathon Oil’s social license to operate is at risk, and that Marathon has a responsibility to implement a comprehensive program of measurement, mitigation, disclosure and target setting. We recognize that some operations may incorporate best practices management; however, the risk of leaks at high growth or select geographies can negate best practices elsewhere.

Benefits of reducing methane emissions include worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste. Upgrading production assets may also improve performance, making equipment more robust and less susceptible to upsets and downtime. Significant reductions in methane emissions are possible using new technologies with positive return on investment.

Proposal of Stockholders (continued)

Resolved:

Shareholders request Marathon Oil include in its annual sustainability report Marathon’s policies, actions, and plans to measure, disclose, mitigate and set reduction targets for methane emissions resulting from all operations under Marathon’s financial or operational control. The report should be prepared at reasonable cost, omit proprietary information and be made available to shareholders.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING A COMPANY REPORT ON CORPORATE METHANE EMISSIONS.

We believe that the need for adoption of this proposal is unnecessary and should be evaluated in the context of our longstanding commitment to environmental stewardship and disclosure. Our commitment to these standards is continually reviewed and improved upon through a variety of methods as discussed in the Living Our Values 2012 Corporate Social Responsibility Report (“CSR Report”). We do not believe a special report beyond our current voluntary and mandatory disclosures is either necessary or an efficient use of Company resources.

As stated in our CSR Report, we believe that to produce energy responsibly, while expanding our operations to meet growing global demand for energy, we must work to understand and manage our environmental risks while being committed to environmental stewardship and continuous improvement in our environmental performance. We put those beliefs into action through our Global Performance System, which provides a structured approach to managing environmental risks. Under this management system, we implement our values through policies that articulate our commitment to pollution prevention, compliance with regulatory requirements and continuous improvement. We drive for continuous improvement through our Health, Environment, Safety and Security (“HES&S”) Organization, for which the Health, Environmental, Safety and Corporate Responsibility Committee of the Board (“Committee”) has oversight responsibility. The Committee reviews the HES&S standards, which drive consistency across the Company by setting expectations for organizational performance. Our HES&S policies, beliefs and expectations can be found on our website at http://www.marathonoil.com/Social_Responsibility/Policies_Beliefs_and_Expectations/.

Marathon also recognizes the global concern about the potential impact of methane and other greenhouse gas (“GHG”) emissions on the environment. We are committed to identifying and developing oil and natural gas in a safe and responsible manner, which includes having appropriate controls on GHG and other air emissions. Consistent with this commitment to environmental stewardship, and in accordance with our standards and policies, we continuously strive to implement measures to reduce emissions intensity and integrate air quality programs in our business practices.

With respect to disclosure of emissions, we believe that our existing sustainability reporting provides an appropriate level of information to meet investor expectations. In addition to data provided via comprehensive emissions reporting programs in the United States, the United Kingdom, and Norway, which is largely available to the public online, we also provide comprehensive emissions data within our CSR Report. In preparing the CSR Report, we follow the Oil and Gas Industry Guidance on Voluntary Sustainability Reporting, a joint publication of the International Petroleum Industry Environmental Conservation Association, the American Petroleum Institute and the International Oil and Gas Producers Association. Our approach is also guided by the Global Reporting Initiative’s (“GRI”) G3.1 Sustainability Reporting Guidelines, and we document the GRI indicators on which we have reported, specifically including indicators relating to direct and indirect GHG emissions.

We provide our GHG emissions for years 2010 thru 2012 in the CSR Report, both as total GHG emissions and in terms of GHG intensity. We also provide a breakdown of our emissions as direct and indirect emissions, and include global emissions criteria pollutants, including sulfur dioxide, nitrogen oxide, and volatile organic compounds. Our emissions disclosures can be found on our website at http://www.marathonoil.com/Social_Responsibility/Environmental_Stewardship/

Air_Emissions_Management/.

As illustrated above, we believe this commitment to environmental stewardship and continuous improvement, including our current disclosures, satisfies the essential objectives of the stockholder proposal. Therefore, we believe that adoption of the proposal is unnecessary and not in the best interests of our Company or stockholders. We urge you to vote against the proposal.

For the reasons stated above, your Board of Directors recommends a vote AGAINST Proposal No. 5.

Audit and Finance Committee Report

The Audit and Finance Committee oversees Marathon Oil’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls.

The Audit and Finance Committee has reviewed and discussed Marathon Oil’s audited financial statements and its report on internal control over financial reporting for 2013 with Marathon Oil’s management and internal audit organization. The Audit and Finance Committee has discussed with the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communications with Audit Committees). The Audit and Finance Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon Oil be included in the Company’s Annual Report on Form 10-K for 2013 for filing with the Securities and Exchange Commission.

Michael E. J. Phelps, Chair

Gregory H. Boyce

Pierre Brondeau

Linda Z. Cook

Shirley Ann Jackson

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2013 and 2012 were:

	2013 (in 000’s)	2012 (in 000’s)
Audit	$ 7,608	$ 6,990
Audit-Related	500	890
Tax
Tax Compliance	420	265
Other Tax	30	620
All Other	5	7
Total(1)	$ 8,563	$ 8,772

(1)          The Audit and Finance Committee adopted the Audit and Finance Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix II to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2013 and 2012. The Audit and Finance Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2013 and 2012 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2013 and 2012 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2013 and 2012 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2013 and 2012 were for services rendered for accounting research, internal audit software licenses and other projects.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of
Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon Oil to beneficially own five percent or more of the common stock of Marathon Oil:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Blackrock, Inc.(1) 40 East 52nd Street New York, NY 10022	70,571,996(1)	10.1%(1)

(1)          Based on the Schedule 13G/A dated January 8, 2014 (filed: January 10, 2014) which indicates that it was filed by Blackrock, Inc. According to such Schedule 13G/A, Blackrock, Inc., through itself and being the parent holding company or control person over each of the following subsidiaries: Blackrock (Luxembourg) S.A., Blackrock (Netherlands) B.V., Blackrock Advisors (UK) Limited, Blackrock Advisors, LLC, Blackrock Asset Management Canada Limited, Blackrock Asset Management Ireland Limited, Blackrock Capital Management, Blackrock Financial Management, Inc., Blackrock Fund Advisors, Blackrock Fund Management Ireland Limited, Blackrock Fund Managers Ltd, Blackrock Institutional Trust Company, N.A., Blackrock International Limited, Blackrock Investment Management (Australia) Limited, Blackrock Investment Management (UK) Limited,  Blackrock Investment Management, LLC, Blackrock Japan Co. Ltd. and Blackrock Life Limited, and each individually owning less than 5% is deemed to beneficially own 70,571,996 shares, and has sole voting power over 61,062,644 shares, shared voting power over no shares, sole dispositive power over 70,571,996 shares, and shared dispositive power over no shares.

Security Ownership of Directors
and Executive Officers

The following table sets forth the number of shares of Marathon Oil common stock beneficially owned as of January 31, 2014, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares		Restricted Stock(5)	Stock Options Exercisable Prior to 4/1/14(6)	Total Shares(7)		% of Total Outstanding(8)
Gregory H. Boyce	51,530	(3)			51,530		*
Pierre Brondeau	21,754	(3)			21,754		*
Clarence P. Cazalot, Jr.(1)	969,349			3,603,955	4,573,304		*
Linda Z. Cook	18,866	(3)			18,866		*
Chadwick C. Deaton	5,013	(3)			5,013
Shirley Ann Jackson	92,873	(3)(4)			92,873		*
Philip Lader	88,556	(3)(4)			88,556		*
Michael E.J. Phelps	37,789	(3)			37,789		*
Dennis H. Reilley	91,104	(3)(4)			91,104		*
Lee M. Tillman	25		110,072		110,097
Janet F. Clark(2)	199,370		42,838	729,387	971,595		*
Sylvia J. Kerrigan	25,169	(4)	32,398	217,273	274,840		*
T. Mitchell Little	1,047		35,755	42,311	79,113		*
Lance W. Robertson	6,795	(4)	47,884	20,435	75,114		*
John R. Sult			28,654		28,654
All Directors and Executive Officers as a group (17 persons) (3)(4)(5)(6)					6,772,563	(6)	*

(1)	Clarence P. Cazalot, Jr. retired on January 1, 2014. Mr. Cazalot’s information is as of December 31, 2013.
(2)	Janet F. Clark retired on October 1, 2013. Ms. Clark’s information is as of September 30, 2013.
(3)

Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units, including the 2014 award of common stock units, under the 2007 Incentive Compensation Plan and the 2012 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units
Gregory H. Boyce	0	41,530
Pierre Brondeau	0	21,754
Linda Z. Cook	0	18,866
Chadwick C. Deaton	0	5,013
Shirley Ann Jackson	24,951	65,519
Philip Lader	17,913	65,519
Michael E.J. Phelps	0	37,789
Dennis H. Reilley	21,385	65,519

(4)	Includes shares held under the Marathon Oil Thrift Plan, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.
(5)

Reflects shares of restricted stock granted under the 2007 Incentive Compensation Plan and the 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

(6)

Includes vested options exercisable within sixty days of January 31, 2014, including the following number of options that are not-in-the-money as of January 31, 2014 based on the fair market value (i.e., closing price) of Marathon Oil’s common stock on January 31, 2014: C. P. Cazalot, Jr.: 962,196; J. F. Clark: 156,912; S. J. Kerrigan: 73,467;T. M. Little: 34,864;L. W. Robertson: 17,594 and all other executive officers as a group: 67,552.

(7)	None of the shares are pledged as security.
*(8)

The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2013.

Compensation Committee Report

Our committee has reviewed and discussed Marathon Oil’s Compensation Discussion and Analysis report for 2013 with Marathon Oil’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2014 Proxy Statement.

Gregory H. Boyce, Chair

Pierre Brondeau

Linda Z. Cook

Chadwick C. Deaton

Shirley Ann Jackson

Philip Lader

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the compensation paid to the named executive officers (also referred to as “Named Executive Officers” or “NEOs”) listed in the Summary Compensation Table on page 62. It is structured to provide an introduction and 2013 Company highlights, and describe our compensation objectives, the processes and procedures for determining executive compensation, and our compensation philosophy. We also detail the individual elements of our compensation program and explain how the Compensation Committee makes compensation decisions based on our philosophy.

Introduction and 2013 Company Highlights

Leadership Highlights

From a leadership perspective, 2013 was a year of successful change and transition for our Company.  Our Chairman, President, and Chief Executive Officer, Clarence P. Cazalot, Jr., retired at the end of the year after almost 14 years leading our Company. He announced his retirement decision on June 13, 2013, and remained Executive Chairman until his last day of employment on December 31, 2013. Additionally, after serving almost 10 years as our Executive Vice President and Chief Financial Officer, Janet F. Clark retired in 2013. Her last day of employment was September 30, 2013. We successfully attracted talented individuals to replace these departing officers:

•                  Lee M. Tillman was elected to succeed Mr. Cazalot as President and CEO effective August 1, 2013. He brings more than 24 years of oil and gas experience to our Company and was chosen based on his technical expertise, leadership success, and global operations experience.

•                  John R. Sult joined us as Executive Vice President and Chief Financial Officer on September 3, 2013. He was selected for his extensive industry experience and financial expertise.

•                  Dennis H. Reilley, our Lead Director, was appointed Non-Executive Chairman, effective January 1, 2014. As discussed on page 19, we believe that separation of the Chairman and CEO roles is currently the best leadership structure for our Company.

Additionally, we announced operations leadership changes on September 23, 2013:

•                  Lance W. Robertson was elected Vice President, North America Production Operations.

•                  T. Mitchell Little was elected Vice President, International and Offshore Production Operations.

Unless otherwise noted, when we refer to “named executive officers” or “NEOs” throughout this disclosure, we are referring to all seven executive officers listed below and in the Summary Compensation Table on page 62:

Name	Title
Mr. Lee M. Tillman	President and Chief Executive Officer
Mr. John R. Sult	Executive Vice President and Chief Financial Officer
Mr. Clarence P. Cazalot, Jr.	Former Executive Chairman (Former Chairman, President and Chief Executive Officer)
Ms. Sylvia J. Kerrigan	Executive Vice President, General Counsel and Secretary
Mr. Lance W. Robertson	Vice President, North America Production Operations
Mr. T. Mitchell Little	Vice President, International and Offshore Production Operations
Ms. Janet F. Clark	Former Executive Vice President and Chief Financial Officer

Business Highlights

In 2013, our second full year as an independent exploration and production (“E&P”) company, we demonstrated our focus on operating reliability and execution excellence. Recording more than 97% average operational availability for Company-operated assets, we increased net production available for sale by 11% to 458,000 barrels of oil equivalent per day (“boed”) (excluding Alaska and Libya). During the final two weeks of the year, the Eagle Ford operating area averaged over 100,000 net boed.

Excluding dispositions, we replaced 194% of our 2013 total production at a very competitive finding and development cost of approximately $16 per barrel of oil equivalent (“boe”). We ended 2013 with net proved reserves of approximately 2.2 billion boe, an 8% increase over 2012, and also topping our 40-year proved reserves record set that same year.

Committed to quality resource capture through focused exploration and opportunistic business development, we added 4,800 high-value acres in the core of the Eagle Ford position and grew South Central Oklahoma Oil Province (SCOOP) acreage position over 20% at a low cost. Key global exploration activities included our first deep water pre-salt discovery in Gabon and the Mirawa-1 discovery on the Company-operated Harir Block in the Kurdistan Region of Iraq.

We surpassed the $3 billion upper end of our stated three-year divestiture target with the Angola Block 31 sale (which closed in February 2014) and the Angola Block 32 sale (which is expected to close during the first quarter of 2014). To continue our portfolio optimization strategy, providing optionality to redeploy capital, we recently announced the marketing of our North Sea assets in the United Kingdom and Norway.

Overall, the Company demonstrated its ability to execute on its strategy while delivering competitive stockholder value through a strong dividend and significant share repurchases. In July 2013, the Board increased our quarterly dividend 12% to $0.19 per share.

Looking ahead to 2014, our three strategic plan priorities include:

•                  Accelerate our rig activity in three of the highest-value domestic resource plays (the Eagle Ford shale in South Texas, the Bakken shale in North Dakota, and the Oklahoma Resource Basins);

•                  Successfully market our North Sea assets to continue our portfolio optimization strategy; and

•                  Leverage our remaining share repurchase authorization of $2.5 billion, as appropriate, in order to provide optionality in capital allocation.

Compensation Highlights

The purpose of our executive compensation program is to motivate long-term organizational and individual performance that is aligned with our corporate goals and in the long-term best interests of our stockholders.

Significant compensation program changes and decisions made by the Compensation Committee of our Board of Directors (the “Committee”) in 2013 included the following:

•                  The Committee negotiated and approved compensation packages for our new CEO and new CFO.

•                  To better align with stockholder returns, the Committee modified the form of our performance unit program, moving from a cash-based to a share-based performance unit program.

•                  Because overall achievement of our 2013 annual performance commitments exceeded target objectives, the Committee awarded cash bonus payments above target.

•                  Because we ranked third among our comparator group for the performance units with a performance period ending December 31, 2013, the Committee awarded payouts at 167% of target.

Governance and Risk Management Highlights

The Committee regularly evaluates and considers the role of executive compensation programs in ensuring that our executive officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. Below are some of the practices we employ.

•                  All executive officer compensation decisions are made by the Committee, which is comprised of six independent directors.

•                  The Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.

•                  Our executives do not have employment agreements.

•                  The Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis.

•                  Our compensation programs are intended to balance short-term and long-term incentives.

•                  Our annual cash bonus program is based on a balanced set of metrics, which are objective and not significantly influenced by commodity prices. In addition, the Committee considers the achievement of individual performance commitments and overall corporate performance.

•                  Annual cash bonuses are paid only after the Audit and Finance Committee of our Board has reviewed audited financial statements for the performance year.

•                  The Committee regularly evaluates share utilization in our 2012 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•                  Our clawback policy applies to annual cash bonuses and long-term incentives and would generally be triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer.

Influence of Say-on-Pay Results on Executive Compensation

At our 2013 Annual Meeting of Stockholders, over 90% of the votes were cast in favor of the non-binding advisory proposal to approve the compensation of our NEOs. Based on this voting result and our ongoing review of our compensation policies and important governance processes, we believe that our compensation programs effectively align the interests of our NEOs with the Company’s long-term goals.

Pay for Performance

The Committee believes that our programs benefit our stockholders through stringent pay-for-performance requirements, while also competing effectively for executive talent. To further demonstrate this performance philosophy, the following chart tracks our former Executive Chairman’s Total Annual Compensation with changes in our stock price over the last six years. Since 2006, our former Executive Chairman’s long-term incentive compensation has consisted only of stock options and performance units that required that we meet relative shareholder return criteria for him to earn any payout. Total Annual Compensation includes all cash compensation received from salary, bonuses, and cash-denominated performance unit payouts each year, as well as the value of the equity awards that vested in each year.

For purposes of this graph, the Former Executive Chairman’s Total Annual Compensation is comprised of the components described below:

•                  “Base” means base salary paid during each calendar year.

•                  “Bonus” means the annual cash bonus paid for each calendar year, typically paid in the first quarter of the following year.

•                  “Equity Vested” means the value of the equity that vested each year as of the vesting date.  For stock options, the value shown is based on the amount, if any, that the stock option price on an option’s vesting date exceeded the option’s exercise price; for options where the exercise price exceeded the stock price on the vesting date, the value shown is $0. (These amounts differ from the grant date fair values of stock and stock option awards granted in each year which appear in the Summary Compensation Table.)

•                  “Performance Units” means the value of the performance unit payout made in each year.  Performance Units generated zero payout for the 2007-2009 and 2008-2010 performance periods.

•                  “Accelerated Units” means the value of the prorated performance unit payout made in 2011 upon the spin-off of Marathon Petroleum Corporation (“MPC”). The original performance periods of these units were 2010-2012 and 2011-2013. This acceleration reduced total compensation opportunities payable for performance periods ending in 2012 and 2013.

•                  “Stock Price per Share” means: (1) for 2013, the closing price of the Company’s common stock on December 31, 2013; and (2) for the years preceding 2013, the closing price for December 31 of that year, adjusted for dividend distributions. For purposes of this calculation, the spin-off of MPC was treated as a dividend equal to one-half of MPC’s closing “when issued” share price on June 30, 2011. Cash dividend adjustments were calculated based on the dividend as a percentage of the closing stock price of our common stock immediately preceding the ex-dividend date.

Compensation Objectives

Our executive compensation program is designed to further support our corporate goal of delivering long-term value through focused execution. It enables us to attract and retain leaders who possess a high level of technical and leadership expertise, and a long-term focus, both of which are critical to success in our industry. Specific compensation goals and our approach to achieving these objectives are:

Objective	How We Meet Our Objectives
Attract and retain talented and experienced leaders who directly impact our current and future success

• Offer a market-competitive total pay opportunity that provides incentives for executive leaders to accept the responsibilities and risks associated with their positions

• Regularly benchmark each component of our pay program against the competitive market

• Provide competitive benefit programs, including retirement and healthcare

Motivate and reward for annual achievement of specific financial goals and operational successes	• Emphasize achievement of specific goals by providing variable, performance-based compensation • Include specific financial and operational performance measures in our annual incentive program
Offer long-term financial incentives to create sustained stockholder value	• Deliver approximately 80% of NEO’s long-term incentives in the form of stock options and performance units tied to relative stockholder returns
Align executive officer and stockholder interests through ownership of Marathon Oil common stock	• Ensure the realized value of all of our annual long-term incentive grants is driven by stock price performance • Maintain stock ownership requirements for our executive officers

All NEOs are covered by the same compensation plans, policies, and practices.

Processes and Procedures for Determining Executive Compensation

Compensation Committee of Our Board of Directors

The Committee is charged with overseeing and approving all compensation for our executive officers. The Committee is comprised only of independent, non-employee directors. The directors who served on the Committee in 2013 are Mr. Boyce (Chairman), Mr. Brondeau, Ms. Cook, Dr. Jackson, Mr. Lader, and Mr. Reilley.

The Committee’s charter requires that it meet at least four times each year, and, during 2013, the Committee met six times. At each of its meetings, the Committee has the opportunity to meet in executive session. When practical, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

The Committee’s Independent Consultant

For 2013, the Committee engaged Meridian Compensation Partners LLC (“Meridian”) to provide consulting services and advice to the Committee on executive compensation matters. Meridian provides the Committee with information on industry trends, market practices and legislative issues. The terms of this relationship are set forth in an agreement between the Committee and Meridian. Meridian provides no other services to us or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.

While the Committee retains Meridian directly, Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee in order to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.

The Role of the Chief Executive Officer

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final compensation decisions for our executive officers are made by the Committee. The CEO does not provide recommendations or participate in Committee discussions concerning his own compensation.

Compensation Philosophy

Our success is based on financial performance and operational results. Our executive compensation programs are an important driver of our long-term success, as they are designed to support our business strategies, attract and retain talented leaders who are motivated to execute responsible decisions, deliver pay that aligns with results achieved, and align executive officer interests with those of our stockholders.

Peer Group

Peer group benchmarking is one of several factors considered in our pay-setting processes. The table below lists the industry companies the Committee believes provide the best external benchmarks for executive compensation, referred to as our “Peer Group.” In selecting the Peer Group, the Committee considered pertinent financial measures for each company, including assets, revenue, market capitalization and enterprise value.

In 2011, the Committee approved our Peer Group, which reflected the companies against which we compete as an independent E&P company. The Committee reviews the Peer Group annually for continued appropriateness, and it did not make any changes to the Peer Group in 2012 or 2013.

Peer Group Companies
Anadarko Petroleum Corp.	Hess Corp.
Apache Corp.	Murphy Oil Corp.
Chesapeake Energy Corp.	Noble Energy Inc.
Devon Energy Corp.	Occidental Petroleum Corp.
Encana Corp.	Talisman Energy
EOG Resources Inc.

Competitive Positioning

Due to the technical requirements inherent in our business, the environment for talented leadership is highly competitive.  Annually, the Committee compares the competitiveness of our executive officer compensation to the Peer Group and examines the overall effectiveness of our compensation programs.

We generally target executive officer total direct compensation opportunity at the 50th percentile of the Peer Group (the “50th percentile”) for average performance with higher or lower targeted compensation determined based on individual experience, internal parity with other executive officers, and performance in the role. We define total direct compensation as the sum of base salary, annual bonus, and long-term incentives.

Compensation Benchmarking Process

The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among our Peer Group. Meridian gathers and reports this information to the Committee. The Committee references this competitive market analysis in making compensation decisions for the coming year.

While the Compensation Committee applies general compensation concepts when determining competitiveness of our executive officers’ compensation, the Compensation Committee also considers total target compensation as being generally competitive when within a reasonable range of the stated market target (in this case, the market 50th percentile). For purposes of this CD&A, we use the term “Market” to refer to the 50th percentile of a similar position within the Peer Group.

In late 2012, Meridian provided the Committee a market analysis that included information regarding Peer Group base salaries, annual bonus levels and the mix and level of long-term incentives. Compared to this analysis, the total target compensation for our NEOs averaged 97% of the market 50th percentile. 2013 target total compensation for Mr. Tillman is less than the market 50th percentile for the CEO position because he is new to the role.

Pay Mix

Consistent with our peers in the oil and gas industry, a significant portion of our executive officers’ overall compensation is in the form of performance-based compensation including annual cash bonuses and long-term incentive awards. The Committee determines a total compensation opportunity for each executive officer based on a review of competitive market data, a review of our compensation philosophy, and the Committee’s subjective judgment. The Committee does not set fixed percentages for each element of compensation, so the mix may change over time as the competitive market moves, governance standards evolve, or our business needs change.

Exclusive of any sign-on compensation, the chart below provides the 2013 pay mix of total direct compensation components for our 2013 NEOs. The allocation of our compensation components, with a significant emphasis on long-term incentives, aligns with the practices of our Peer Group.  For purposes of this chart, compensation for Mr. Tillman and Mr. Sult has been annualized and excludes any sign-on cash or equity awards. In 2013, Mr. Tillman was paid a $2,000,000 installment of a total $3,000,000 cash sign-on bonus. The bonus is payable in three installments and is subject to repayment provisions if he resigns absent good reason or is terminated for cause within three years of employment. The two remaining $500,000 installments will be paid in 2014 and 2015 per the terms of his offer letter.

Overview of 2013 Compensation Outcomes

Decisions regarding base salaries, target bonus opportunities and long-term incentive awards were generally made in February 2013, except that those decisions relating to Mr. Tillman and Mr. Sult were made prior to their commencement of employment in August and September 2013, respectively. Two NEOs, Mr. Robertson and Mr. Little, received base salary increases effective October 1, 2013, in connection with their increased responsibilities. Decisions regarding the payment of 2013 annual cash bonus awards were made in February 2014, after 2013 business results were known and audited.

The following table summarizes the elements of total direct compensation awarded to our NEOs for 2013 as approved by the Committee as part of our regular compensation program. Please note that the amounts included below differ from the amounts provided in the Summary Compensation Table because this table provides the intended value for long-term incentive compensation (“LTI”) at the date of grant rather than the accounting value provided in the Summary Compensation Table. Additionally, this table excludes changes in pension value.

		2013 Bonus		Intended Value
Name	2013 Year End Base Salary	Payment (paid in 2014)	Sign-on Bonus	Annual LTI Awards	Sign-on/ Other LTI Awards	Total Direct Compensation
Mr. Tillman	$1,000,000	$1,875,000	$2,000,000	$6,000,000	$1,000,000	$11,875,000
Mr. Sult	$600,000	$765,000		$2,000,000		$3,365,000
Mr. Cazalot	$1,400,000	$2,457,000		$11,000,000		$14,857,000
Ms. Kerrigan	$575,000	$733,000		$1,900,000		$3,208,000
Mr. Robertson	$425,000	$526,000		$1,000,000	$750,000	$2,701,000
Mr. Little	$375,000	$422,000		$1,000,000	$750,000	$2,547,000
Ms. Clark*	$680,000	$630,000		$2,100,000		$3,410,000

*The salary shown for Ms. Clark is her salary on her last day of employment, September 30, 2013.

As discussed in the Long-Term Incentive Awards Section of this CD&A, in addition to grants made during the regular 2013 grant cycle, the Committee approved grants of one-time awards to select officers as well as awards in connection with employment offers or promotions.

Compensation of our New Chief Executive Officer

Following Mr. Cazalot’s announcement of his intent to retire from his position as our Chairman, President and CEO, the Board elected Mr. Tillman to succeed Mr. Cazalot as President and CEO effective August 1, 2013. Mr. Tillman’s annual base salary is $1,000,000, and he has the opportunity to earn an annual performance-based incentive bonus with a target of 125% of his base salary, with the actual amount earned based on performance. Mr. Tillman also received a $3,000,000 cash sign-on bonus payable in three installments. The first $2,000,000 installment was paid in 2013, and the total bonus amount is subject to repayment provisions if he resigns absent good reason or is terminated for cause within three years of employment. The two remaining $500,000 installments will be paid in 2014 and 2015 per the terms of his offer letter.

Mr. Tillman received a one-time grant of restricted stock valued at $1,000,000. These shares vest in three equal installments on the first three anniversaries of the date of grant. Mr. Tillman also received grants of stock options and restricted stock representing the 2013 annual long-term incentive awards. He received a grant of restricted shares valued at approximately $3,000,000, which will cliff vest on the third anniversary of the date of grant, and a grant of stock options valued at approximately $3,000,000, vesting in three equal installments on the first three anniversaries of the date of grant. Beginning in February 2014, Mr. Tillman will be eligible to participate in the Company’s annual long-term incentive program.

Mr. Tillman participates in all other elements of the Company’s executive officer compensation programs and benefit plans. He does not have an employment agreement.

Components of Compensation

Our executive compensation program includes base salary, annual cash incentive compensation, long-term incentives, and benefits. By design, the majority of compensation value available to our executive officers is “performance-based,” meaning that the opportunity to earn value is largely dependent on both Company and individual performance. The following is a discussion of the specific elements and actions taken by the Committee in 2013 related to each element of compensation.

Base Salary

Purpose: The primary purpose of this compensation component is to recognize and reward overall responsibilities, established skills, experience and expertise.

Competitive Positioning: The Committee considers each NEO’s current salary as compared to the market 50th percentile. Other considerations include an individual’s experience and expertise, the value we have assigned to the role and internal equity. The Committee does not use a formula to calculate base salary increases for NEOs.

Changes for Fiscal 2013: At its February 2013 meeting, the Committee reviewed our positioning against the Peer Group, employed the above methodology, and awarded a base salary increase to Mr. Robertson and Mr. Little effective April 1, 2013. The Committee approved additional base salary increases for these two officers effective October 1, 2013 to reflect the increased scope of their positions effective September 23, 2013:

Name	Base Salary as of January 1, 2013	Base Salary as of April 1, 2013 (Annual Adjustments)	Base Salary as October 1, 2013 (Promotion Adjustments)	Base Salary as of January 1, 2014
Mr. Tillman	N/A	N/A	$1,000,000 (Hired Aug. 1, 2013)	$1,000,000
Mr. Sult	N/A	N/A	$600,000 (Hired Sept. 3, 2013)	$600,000
Mr. Cazalot	$1,400,000	$1,400,000	$1,400,000	N/A
Ms. Kerrigan	$575,000	$575,000	$575,000	$575,000
Mr. Robertson	$350,000	$400,000	$425,000	$425,000
Mr. Little	$310,000	$350,000	$375,000	$375,000
Ms. Clark	$680,000	$680,000	$680,000	N/A

Annual Cash Bonus

Purpose: The primary purpose of this compensation component is to reward executives for the achievement of short-term financial, operational, and strategic goals that drive stockholder value and individual performance during the year.

Competitive Positioning: The Committee considers the market 50th percentile when determining competitive target bonus opportunities for our executive officers. Our targeted performance goals are established to challenge our NEOs to perform at a high level. Payout results may be above or below target based on actual performance achievement. In no case is the total bonus awarded to any NEO more than 200% of target.

Annual Cash Bonus Overview

The Committee determined the 2013 annual cash bonus for each NEO based on the following criteria:

•                  Quantitative company performance metrics, established by the Committee during the first quarter of the year;

•                  Organizational and strategic performance, evaluated by the Committee; and

•                  Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company.

The illustration below summarizes the framework used by the Committee to determine individual officer bonus payments:

Quantitative performance goals can receive a total score between 0% and 200%, with target performance weighted at 60% of the total bonus award. Organizational and strategic performance can receive a score between 0% and 200%, with target performance weighted at 40% of the total bonus award. The final award for each NEO may be adjusted based on the Committee’s discretionary assessment of the named executive officer’s individual performance.

Individual Bonus Target Opportunities

The 2013 bonus targets for the NEOs were as follows:

Name	Officer Level	Bonus Target (as % of Base Salary)
Mr. Tillman	CEO	125%
Mr. Sult	EVP	85%
Mr. Cazalot	Executive Chairman	135%
Ms. Kerrigan	EVP	85%
Mr. Robertson	VP	75%
Mr. Little	VP	75%
Ms. Clark	EVP	95%

2013 Quantitative Performance Metrics

During the first quarter of 2013, the Committee established the performance metrics outlined in the table below. As part of this process, the Committee considered key financial, safety and operational performance measures, all of which are important indicators of success in our industry and are not excessively influenced by commodity price fluctuations. The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2013, business plan and Company strategy. The Committee also structured the program so that operational metrics represent approximately 80% of the total possible quantitative score.

The table and footnotes below describe the targets established by the Committee and the performance achieved during 2013.

Performance Measure	Target Performance Level	Performance Achieved
Safety & Environmental
TRIR (a)	.65	.71
Spills to the Environment > 1[bbl] (b)	80	78
Process Safety Incidents (c)	1	0
Serious Event Rate (d)	Monitor Only
Operational
Production, MBOEPD (e) and	454	460
SCO Production, MBPD (f)
Cash Costs, $/BOE (g)	12.70	12.25
F&D Cost, $/BOE (h)	25	16.90

(a)  The Total Recordable Incident Rate (“TRIR”) is calculated according to the same formula as the Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate by taking the total number of OSHA recordable incidents multiplied by 200,000 and divided by the total number of hours worked. This metric applies to Marathon Oil operated properties only (includes Equatorial Guinea Liquefied Natural Gas facility (“EGLNG”)).

(b)  Spills to the Environment include the number of all produced and chemically-treated fluid spills with a volume greater than or equal to one barrel outside of secondary containment on Marathon Oil operated properties. This metric applies to Marathon Oil Corporation operated properties only (includes EGLNG).

(c)  Process Safety Incidents include those incidents that occurred at Marathon Oil designated facilities which meet the definition of a Process Safety Event Tier 1 as defined by American Petroleum Institute (“API”) Recommended Practice 754 (Process Safety Performance Indicators for the Refining and Petrochemical Industries).

(d)  Serious event rate is a function of the total number of significant and critical severity events (as defined in Marathon Oil’s Event Reporting and Management Standard) and exposure hours according to the following formula: Events x 200,000/total exposure hours. This metric applies to Marathon Oil operated properties only (includes EGLNG). This is a monitor only metric in 2013.

(e)  Production is our E&P segment available for sale (excluding Alaska and Libya and including discontinued operations) and is adjusted for pricing effects as a result of production sharing contracts (“PSC”), catastrophic events, and acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints. This number differs from the reported level of average E&P production available for sale of 417 MBOED (excluding Alaska and Libya and including discontinuing operations) and does not include the aforementioned adjustments. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.

(f)   SCO Production is calculated as net synthetic crude oil (“SCO”) production (bitumen after royalties and upgrading, excluding blend-stocks) and then adjusted for price, acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints.

(g)  Cash cost includes production expense (direct and indirect expense), and unallocated corporate G&A, adjusted for foreign exchange rates, legal settlements, and acquisitions and divestitures. The metric may also be adjusted for the bonus over/under accrual and any special items that may have not been originally forecast. Production denominator is recorded sales adjusted for pricing effects of PSCs, catastrophic events, changes in business climate, acquisitions and divestitures if appropriate. This metric excludes Libya, Alaska and Oil Sands Mining.

(h)  Finding & Development (“F&D”) Cost includes capital expenditures and cash exploration expenditures adjusted for foreign exchange rate, capitalized interest and capitalized asset retirement obligations from our E&P and Oil Sands Mining segments. Reserves exclude dispositions and price related changes. This metric excludes Alaska and Libya.  Adjustments may also be made for special occurrences. The F&D cost of approximately $16 per boe discussed on page 44 is based on costs incurred for property acquisition, exploration and development as determined under U.S. generally accepted accounting principles.

Upon review of the quantitative outcomes relative to targeted performance, the Committee concluded that the Company had achieved overall performance exceeding targeted expectations.

2013 Organizational and Strategic Performance

After assessing the Company’s financial and operational performance, the Committee evaluated organizational and strategic performance achievements, representing 40% of the total bonus award opportunity. Considerations include consistent performance across our quantitative metrics, the external competitiveness of our performance on key quantitative metrics, and an assessment of the Company’s activity-based goals and milestones. Key 2013 organizational successes include:

•                  Delivery of and disciplined production in the Eagle Ford operating area, contributing to our strong-year-over-year net production growth in three top U.S. liquids resource plays – 136% in the Eagle Ford, 34% in the Bakken and 68% in the Oklahoma resource basins;

•                  Strong reliability in the international E&P segment, through the successful execution of turnarounds in Norway and Equatorial Guinea, both on time and on budget;

•                  Successful negotiation of sales and purchase agreements on Angola Block 31 (which closed in February 2014) and Block 32 (expected to close during the first quarter of 2014), allowing us to exceed our stated three-year $1.5 to $3 billion divestiture target, and providing optionality to redeploy capital for long-term value creation for shareholders; and

•                  Completion of Project Mustang, our internal initiative to improve efficiency and transparency of our financial reporting while also delivering increased transparency around our business. This initiative was completed within budget and on schedule.

The Committee also places significant emphasis on the NEOs’ adherence to the Company’s core values, which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity. These values are essential to our culture and drive how we accomplish our business objectives. Additional information about our values and our commitment to social responsibility may be found in the annual Living Our Values Corporate Social Responsibility Report available on our Web site.

Upon review of our strategic accomplishments, and considering prevailing business conditions in 2013, the Committee concluded that the Company achieved overall performance exceeding targeted expectations.

2013 Individual Performance Considerations

Although our annual bonus program applies a framework and uses metrics and formulas, the Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation.

In evaluating specific contributions made by our NEOs during 2013, the Committee considered each NEO’s pre-established performance goals, as well as the contribution of the respective NEO to our Company’s key achievements in the last year, including those discussed under “Business Highlights” and “2013 Organizational and Strategic Performance.” These specific individual achievements, or areas in which individual performance fell short of objectives, were considered in determining the final bonus payment.

Annual Bonus Payments Earned for 2013

For 2013 performance, the Committee rewarded our NEOs with annual cash bonus payments above target, averaging 146% of target, for their contributions to our operating and financial results.

Long-Term Incentive Awards

Purpose: The primary purpose of this compensation component is to align the interests of executives and stockholders over the long term. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance. Long-term incentives also encourage retention through continued service requirements and are intended to represent the largest portion of NEOs’ total direct compensation.

Competitive Positioning: Our annual long-term incentive awards are determined based on an intended award value that considers competitive market data, the named executive’s performance and the NEO’s intended target total compensation.

The 2013 intended award value for NEOs (except for Mr. Cazalot who received 50% of his intended value in stock options and 50% in performance units) was allocated per the following mix:  40% performance units; 40% stock options; and 20% restricted stock. The Committee believes this mix of long-term incentive awards provides an appropriate balance between the dual objectives of tying compensation to stock price appreciation and fostering executive retention.

Mr. Tillman and Mr. Sult did not receive performance units in 2013, but will participate in the 2014 long-term incentive allocation consistent with our other executive officers.

Annual Grant Process

Each year, the Committee grants annual awards of long-term incentives in the form of performance units, stock options and restricted stock. The Committee grants annual long-term incentive awards at its regularly scheduled February meeting, the date of which is generally set at least one year in advance. The effective date for grants of awards to NEOs is the date the Committee meets; however, if the Committee approves grants of awards after the market has closed, the grant date is the next trading day.

Due to the nature of long-term incentive awards, the actual long-term incentive value realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting or exercise, and, in the case of performance units, our total shareholder return relative to that of the companies in our Peer Group.

Long-Term Incentive Awards Made During 2013

After considering competitive market data, the demand for talent, cost considerations, and the performance of the Company and the NEOs, the Committee granted long-term incentive awards to each then-employed NEO on February 26, 2013 according to our normal grant timeline. The Committee also made additional interim grants throughout the year for special circumstances including additional responsibilities and new hires. A summary of the intended value of the regular February grants and other 2013 awards is provided in the following table:

Total 2013 LTI Awards Intended Value
Name	Annual Grants	Special Awards	Sign-On Awards	Total Intended Value
Mr. Tillman	$6,000,000		$1,000,000	$7,000,000
Mr. Sult	$2,000,000			$2,000,000
Mr. Cazalot	$11,000,000			$11,000,000
Ms. Kerrigan	$1,900,000			$1,900,000
Mr. Robertson	$1,000,000	$750,000		$1,750,000
Mr. Little	$1,000,000	$750,000		$1,750,000
Ms. Clark	$2,100,000			$2,100,000

*The Committee grants long-term incentives based on intended value. Intended value reflects established compensation valuation methodologies that are similar to, but can differ from the methodologies used for accounting purposes and applied in the Summary Compensation and Grants of Plan-based Awards tables.

For 2013 our Summary Compensation Table includes long-term incentive values associated with two different awards of performance units. The Stock Awards column includes share-based performance unit awards granted in February 2013. The Non-Equity Incentive Plan column includes payments earned at the end of 2013 for cash-based performance units awarded in July 2011. The change from cash-based to share-based performance units (described further below) necessitates reporting two separate grants in the same year.

Additional detail regarding each long-term incentive grant is contained in the Grants of Plan-Based Awards Table on page 64.

Performance Units

The Committee believes that a performance unit program based on Total Shareholder Return (“TSR”) relative to peer companies establishes alignment between pay and company performance. TSR is determined by taking the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period.

The industry peers selected for each performance cycle typically match the industry peers comprising the Peer Group used for compensation benchmarking. Although the Compensation Committee has discretion to reduce the final payment associated with any performance unit awards, the table below describes the amounts that can be earned based on our relative TSR performance based on our rank among the Peer Group.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%

For awards granted prior to 2013, the target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0% to 200% of target) based on Marathon Oil’s relative TSR ranking for the measurement period. For example, a 100% payout percentage pays out at $1 per unit which is paid in cash. If our absolute TSR for the performance period is negative, the payout will be capped at target (100%), regardless of the Company’s relative TSR ranking.

In February 2013, the Committee modified the form of performance units awarded for future three-year performance periods to more closely align the value of compensation paid with actual stockholder returns. The value of each underlying unit awarded now tracks the price of a share of our common stock. The percentage of the share-denominated units earned ranges from 0% to 200% of the units granted and is contingent on our relative TSR performance against the Peer Group. NEOs will receive dividend equivalents paid in cash for a number of shares equal to the number of units granted multiplied by the payout percentage. Dividend equivalents accrue during the performance period and are paid based on performance at the end of the performance period. Earned awards are paid in cash shortly after the completion of the performance period with the final cash value impacted both by relative TSR rank and our common stock price. In February 2013, the Committee also established that if any companies in our Peer Group undergo a change in corporate capitalization or a corporate transaction (including, but not limited to, a going-private transaction, bankruptcy, liquidation, merger, or consolidation) during the performance period, the Committee should evaluate whether such company will be replaced in the Peer Group. The Committee has pre-approved ConocoPhillips, Pioneer Natural Resources Co., and Southwestern Energy Co. as replacement companies (in that order).

Performance Units Granted in February 2013

At the Committee’s February 2013 meeting, the then-employed NEOs were granted performance units that vested based on relative TSR for the three-year performance period ending December 31, 2015. At the end of the performance period, our performance will be measured against the performance of our Peer Group, the performance unit award value will be determined, and the performance units will be paid out in cash. These awards are included in the Grants of Plan-Based Awards Table on page 64.

Performance Units with Performance Period Ended December 31, 2013

The performance period ended December 31, 2013 for performance units granted in July 2011. Under the provisions of these awards, the target value of each performance unit was $1, with the actual payout varying from $0 to $2. The targeted performance units were subject to our relative TSR performance against the Peer Group applying the payout matrix below:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout Value ($/unit)	2.00	1.83	1.67	1.50	1.33	1.17	1.00	0.83	0.67	0.00	0.00	0.00

For the 30-month performance period ending on December 31, 2013, we ranked third out of twelve companies, resulting in a total maximum unit per unit value of $1.67 earned during 2013.

In January 2014, the Committee determined a final unit payout value of $1.67 and awarded payouts to the three eligible NEOs who received the grants, Mr. Cazalot, Ms. Clark, and Ms. Kerrigan. The individual payouts earned for the performance units vested in January 2014 and paid in February 2014 are provided in the Summary Compensation Table on page 62.

Stock Options

Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date. Stock options granted according to our normal annual grant timeline have a three-year pro-rata vesting period and a maximum term of ten years. Additional information on these grants and grants made to newly hired officers, including the number of shares subject to each grant, is shown in the Grants of Plan-Based Awards Table.

Restricted Stock

The Committee approved grants of restricted stock to the NEOs, other than Mr. Cazalot, for diversification of the mix of long-term incentive awards, for consistent alignment between executives and stockholders, and for retention purposes. Restricted stock provides recipients with the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by performance units or stock options.

Restricted stock awards granted according to our normal annual grant schedule typically vest in full on the third anniversary of the date of grant. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

Other Benefits and Perquisites

We offer limited perquisites to our NEOs which we believe are reasonable, particularly since the cost of these benefits constitutes a small percentage of each named executive officer’s total compensation. Our NEOs may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Our NEOs are offered an enhanced annual physical examination, and they also participate in the health, retirement, and other benefit plans generally available to our U.S. employees.

Post-Employment Benefits

Retirement

Marathon Oil offers all eligible employees the opportunity to provide for retirement through three retirement plans:

•                  Retirement Plan of Marathon Oil Company (“Retirement Plan”) – A tax-qualified defined benefit pension plan.

•                  Marathon Oil Company Thrift Plan (“Thrift Plan”) – A tax-qualified 401(k) plan.

•                  Excess Benefit Plan (“Excess Plan”) – A nonqualified plan allowing employees to accrue benefits above the tax limits.

In addition to these three plans, NEOs are also eligible to participate in the Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”). Benefits payable under our qualified and nonqualified plans are described in detail on pages 69-72. We also sponsor retiree medical plans for a broad-based group of employees. The Committee has determined that providing these arrangements plays a meaningful role in attracting and retaining qualified executives.

Upon retirement, NEOs’ stock options immediately vest and become exercisable, which is a common practice in our industry. Unvested restricted stock awards are forfeited upon retirement, except in the case of mandatory retirement. For performance units, in the case of retirement where a named executive officer has retired after working more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Mandatory Retirement

Under our mandatory retirement policy, a named executive officer must retire on the first day of the month coincident with or immediately following the officer’s 65th birthday. In addition to receiving the vested benefits he or she has accrued under our benefit programs, outstanding restricted stock awards vest in full.  Stock options and performance units follow the vesting treatment described above for retirement.

Death or Disability

In the event of death or disability, our NEOs would be entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the NEO remained actively employed for up to 24 months during the period of disability.

Other Termination

Our NEOs do not have employment agreements that entitle them to any special executive severance payments, other than the change in control termination benefits described below. The Board may exercise discretion to make executive severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change–in-Control Termination

We believe that our NEOs should be encouraged to act in the best interests of our stockholders if a change in control transaction is under consideration. For this reason, in 2001 we adopted our original executive change-in-control severance benefits plan, which provides certain benefits upon a change in control of our Company and is designed to ensure continuity of management through a change-in-control transaction.

For officers who are newly hired or first promoted to officer positions after October 26, 2011, the Committee adopted a new change-in-control plan. This plan provides a more limited severance benefit than the arrangement for officers employed prior to that date, yet would still encourage officers to assist us in engaging in a transaction that our Board may determine to be advantageous to stockholders. The new program includes no provisions to reimburse or “gross-up” golden parachute excise tax obligations following a change in control. No changes have been made to our executive change in control severance benefits policy that covers executive officers who were in their positions prior to October 26, 2011.

Under both our change-in-control plans, all of our NEOs’ long-term incentive awards would become fully vested and exercisable upon a change in control. Outstanding performance units would vest at the target value upon a change in control. The benefits payable to NEOs in the event they are terminated following a change in control or in connection with a “potential change in control” are outlined on pages 73-75, where our executive change in control policy is described in more detail.

Other Compensation Items

Stock Ownership Requirements and Anti-Hedging Policy

All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

•                  CEO – multiple of six times base salary;

•                  Executive Vice Presidents – multiple of four times base salary; and

•                  Vice Presidents – multiple of two times base salary.

Executive officers have five years from their respective appointment dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress towards the requirements on at least an annual basis to determine whether the market value of shares, including unvested shares held by the executive officer, satisfies our requirements. Executive officers who have not reached the required level of stock ownership are expected to hold the shares they receive upon vesting of restricted stock or exercise of stock options (after payment of exercise prices and after taxes) so that they meet their requirement in a timely manner. Our NEOs currently either meet or exceed the stock ownership requirements, or are still within five years from their respective appointment dates.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any shares of our common stock they hold, including shares in excess of the applicable ownership requirement.

Tax Considerations

The Committee considers the tax effects to us and the NEOs when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Committee is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our CEO and each of the three most highly paid officers (other than our Chief Financial Officer) is $1,000,000. Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit.

As required under Section 162(m), our stockholders approved the material terms of performance goals for awards to NEOs, which are contained in our 2012 Incentive Compensation Plan. These performance goals include both financial and operational measures. For purposes of qualifying compensation as “performance-based compensation” under Section 162(m) in 2013, we used both financial and operational goals to establish maximum potential performance-based payments for NEOs. The determination of actual annual cash bonus payments for NEOs is described in the Annual Cash Bonus section beginning on page 52.

Other than time-based restricted stock, long-term incentives awarded to our NEOs in 2013 were designed to be performance-based compensation and, therefore, fully deductible. To the extent that aggregate non-performance-based compensation for an NEO exceeds $1,000,000, time-based restricted stock awards would not be deductible.

We believe our nonqualified deferred compensation plans and other benefits comply with Section 409A of the Internal Revenue Code. In general, Section 409A imposes additional income taxes, as well as premium interest, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and Company discretion.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation earned by, or paid to, each named executive officer for the fiscal year ending December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(8) ($)	All Other Compensation(9) ($)	Total(10) ($)
Lee M. Tillman(1) President and Chief Executive Officer	2013	392,307	3,875,000	3,813,995	2,609,206	0	35,246	42,153	10,767,907
John R. Sult(2) Executive Vice President and Chief Financial Officer	2013	182,308	765,000	1,045,584	996,745	0	16,781	20,092	3,026,510
Clarence P. Cazalot, Jr.(3) Executive Chairman	2013 2012 2011	1,400,000 1,400,000 1,400,000	2,457,000 3,000,000 3,000,000	5,375,896 0 0	4,868,850 5,509,365 6,414,055	8,064,745 2,807,550 18,821,400	795,431 2,587,700 1,617,757	331,742 316,770 276,207	23,293,664 15,621,385 31,529,419
Sylvia J. Kerrigan Executive Vice President, General Counsel & Secretary	2013 2012 2011	575,000 556,250 478,750	733,000 755,000 600,000	1,113,954 420,720 280,326	673,050 771,193 627,238	788,487 180,700 550,633	205,407 1,040,385 516,760	108,569 96,407 64,628	4,197,467 3,820,655 3,118,335
Lance W. Robertson Vice President, North America Production Operations	2013	392,211	526,000	1,371,882	353,850	0	51,322	65,141	2,760,406
T. Mitchell Little Vice President, International and Offshore Production Operations	2013	344,904	422,000	1,371,882	353,850	0	213,815	52,278	2,758,729
Janet F. Clark (4)
Former Executive Vice	2013	525,692	630,000	1,232,250	743,400	1,355,561	737,053	130,233	5,354,189
President and Chief	2012	680,000	1,000,000	459,286	840,872	516,350	686,341	124,770	4,307,619
Financial Officer	2011	680,000	1,000,000	531,144	1,197,162	4,099,000	406,341	105,057	8,018,704

(1)       Mr. Tillman joined the Company as President and Chief Executive Officer on August 1, 2013.

(2)       Mr. Sult joined the Company as Executive Vice President and Chief Financial Officer on September 3, 2013.

(3)       Mr. Cazalot served as Chairman, President and Chief Executive Officer until August 1, 2013, when he assumed the title of Chairman. Mr. Cazalot retired effective January 1, 2014.

(4)       Ms. Clark served as Executive Vice President and Chief Financial Officer through September 2, 2013. At that time, she assumed the position of Executive Vice President Financial Services until her retirement effective October 1, 2013.

(5)       This column reflects the annual cash bonus awards for 2013 that were determined by the Compensation Committee and paid in February 2014 pursuant to the Company’s Annual Cash Bonus Plan. These awards are discussed in further detail beginning on page 52. In addition to the 2013 bonus payout, Mr. Tillman received a $2,000,000 installment of a total $3,000,000 sign-on bonus in August, in connection with his employment.

(6)       This column reflects the aggregate grant date fair values, in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 21 to our consolidated financial statements included in our annual reports on Form 10-K for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, respectively. For 2013, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in February, which ultimately will be settled in cash. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. See the “Grants of Plan-Based Awards Table” and pages 57 to 58 for further detail on our performance unit program.

(7)       The amounts shown in this column reflect the vested value of performance units earned by our named executive officers during the performance periods that ended on December 31, 2013, December 31, 2012, and June 30, 2011, respectively. Ms. Clark’s 2013 value represents a prorated payout based on number of days employed during the performance period.

(8)       This column reflects the annual change in accumulated benefits under Marathon’s retirement plans. See pages 69-72 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(9)       The following table describes each component of the All Other Compensation column for the fiscal year ending December 31, 2013 in the Summary Compensation Table.

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous Perks & Related Tax Gross Ups(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Matching Contributions(f) ($)	Total All Other Compensation ($)
Lee M. Tillman	0	3,355	7,159	4,715	26,924	0	42,153
John R. Sult	0	3,355	3,975	0	12,762	0	20,092
Clarence P. Cazalot, Jr.	0	3,355	19,041	0	308,000	1,346	331,742
Sylvia J. Kerrigan	1,100	3,355	11,014	0	93,100	0	108,569
Lance W. Robertson	1,100	3,355	0	0	60,436	250	65,141
T. Mitchell Little	0	3,355	0	0	48,643	280	52,278
Janet F. Clark	0	3,355	10,080	0	106,798	10,000	130,233

(a)  The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon Oil aircraft by our named executive officers for the period from January 1, 2013 through December 31, 2013. Spouses and invited guests of executives occasionally fly on corporate aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost to Marathon Oil is a de minimis amount, and as a result, no amount is reflected in the table.

(b)  All employees, including our named executive officers, are eligible to receive an annual physical and wellness incentives.  However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, we do not disclose actual usage of this program by individual officers.

(c)  This column reflects reimbursement for professional advice related to tax, estate, and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.

(d)  This column reflects the annual premium for an individual life insurance policy.

(e)  This column reflects amounts contributed by us under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans.  See pages 71-72 for more information about the non-qualified plans.

(f)   The amounts shown represent contributions made on behalf of the named executive officers under our matching gifts programs for approved not-for-profit charities. The annual limit on matching contributions is $10,000.

(10)   Total compensation for 2013 includes performance unit compensation awarded in two separate years for certain NEOs. The Stock Awards Column includes the grant date fair value of share-based performance unit awards granted in February 2013, vesting at the end of 2015 based on the Company’s relative TSR performance. (See the “Grants of Plan Based Awards Table” for the value of these share-based awards.) The Non-Equity Incentive Plan column includes payments from cash-based performance unit awards made in July 2011 that were earned at the end of 2013. See the “Total 2013 LTI Awards Intended Value” table on page 57 of the CD&A for the intended total grant-date value of the 2013 long-term incentive awards.

Grants of Plan-Based Awards in 2013

The following table provides information about all plan-based long-term incentive awards (stock options, restricted stock, and performance units) granted to each named executive officer during 2013. The awards listed in the table were granted under the 2012 Incentive Compensation Plan (the “2012 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 43.

			Estimated Future Payouts Under			All Other			Grant Date
			Non-Equity Incentive Plan Awards			Stock Awards:	All Other		Fair Value of
						Number of	Option Awards:	Exercise or Base	Stock and
						Shares of Stock	Number of Securities	Price of Option	Option
		Grant	Threshold	Target	Maximum	or Units	Underlying Options	Awards	Awards(6)
Name	Type of Award	Date	($)	($)	($)	(#)	(#)	($)	($)
Lee. M Tillman	Stock Options(1)	8/15/2013					229,886	34.65	2,609,206
	Restricted Stock(1)	8/15/2013				82,554			2,860,496
	Restricted Stock(1)	8/15/2013				27,518			953,499
John R. Sult	Stock Options(2)	9/11/2013					81,500	36.49	996,745
	Restricted Stock(2)	9/11/2013				28,654			1,045,584
Clarence P. Cazalot, Jr.	Performance Units(3)	2/26/2013	81,800	163,600	327,200				5,375,896
	Stock Options	2/26/2013					463,700	32.86	4,868,850
Sylvia J. Kerrigan	Performance Units(3)	2/26/2013	11,300	22,600	45,200				742,636
	Stock Options	2/26/2013					64,100	32.86	673,050
	Restricted Stock	2/26/2013				11,300			371,318
Lance W. Robertson	Performance Units(3)	2/26/2013	5,950	11,900	23,800				391,034
	Stock Options	2/26/2013					33,700	32.86	353,850
	Restricted Stock	2/26/2013				6,000			197,160
	Restricted Stock(4)	5/10/2013				13,941			478,873
	Restricted Stock(5)	9/25/2013				8,596			304,814
T. Mitchell Little	Performance Units(3)	2/26/2013	5,950	11,900	23,800				391,034
	Stock Options	2/26/2013					33,700	32.86	353,850
	Restricted Stock	2/26/2013				6,000			197,160
	Restricted Stock(4)	5/10/2013				13,941			478,873
	Restricted Stock(5)	9/25/2013				8,596			304,814
Janet F. Clark	Performance Units(3)	2/26/2013	12,500	25,000	50,000				821,500
	Stock Options	2/26/2013					70,800	32.86	743,400
	Restricted Stock	2/26/2013				12,500			410,750

(1)          These awards were made in connection with Mr. Tillman’s employment. 229,886 stock options vest ratably over the first, second, and third anniversaries of the grant date. 82,554 shares of restricted stock vest upon the third anniversary of the grant date and 27,518 shares of restricted stock vest ratably over the first, second, and third anniversaries of the grant date.

(2)       These awards were made in connection with Mr. Sult’s employment. 81,500 stock options vest ratably over the first, second, and third anniversaries of the grant date. 28,654 shares of restricted stock vest ratably over the first, second, and third anniversaries of the grant date.

(3)          Awards reported reflect performance units, as discussed beginning on page 57, which are denominated as an equivalent of one share of our common stock and, if earned, are paid in cash.  Participants may earn from 0% to 200% of the targeted award based on our relative TSR performance against a specified peer group over the designated three-year performance period.

(4)          These awards reflect special awards that vest ratably over the first, second, and third anniversaries of the grant date.

(5)          These awards reflect awards Mr. Robertson and Mr. Little received upon their respective appointments to Vice President, North America Production Operations, and Vice President, International and Offshore Production Operations on September 23, 2013. These awards vest on the third anniversary of the grant date.

(6)          The amounts shown in this column reflect the total grant date fair values of stock options, restricted stock, and performance units granted in 2013 in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes values used for the stock options granted on September 11, 2013, August 15, 2013, and February 26, 2013 were $12.23, $11.35, and $10.50, respectively. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 21 to our consolidated financial statements as included in our annual report on Form 10-K for the year ended December 31, 2013. See pages 57-59 for more information about restricted stock, stock options, and performance unit awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information about the unexercised stock options (vested and unvested), vested stock appreciation rights “SARs”, and unvested restricted stock held by each named executive officer as of December 31, 2013.

	Stock Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options/SARs				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
Name and Grant Date	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested(4) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(5) ($)
Lee M. Tillman
8/15/2013	0	229,886	34.650	8/15/2023
					110,072	3,885,542
John R. Sult
9/11/2013	0	81,500	36.490	9/11/2023
					28,654	1,011,486
Clarence P. Cazalot, Jr.
5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011 2/28/2012 2/26/2013	336,696 361,322 284,289 212,341 548,485 753,202 642,054 466,500 463,700	0 0 0 0 0 0 0 0 0	14.930 23.690 38.250 34.060 14.920 18.280 30.810 35.060 32.860	5/25/2015 6/1/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021 2/28/2022 2/26/2023
	4,068,589	0
Sylvia J. Kerrigan
6/01/2006 5/30/2007 5/28/2008 5/27/2009 2/24/2010 2/23/2011 2/28/2012 2/26/2013	10,851 12,852 10,018 14,991 48,499 41,856 21,766 0	0 0 0 0 0 20,930 43,534 64,100	23.690 38.250 32.060 18.320 18.280 30.810 35.060 32.860	6/1/2016 5/30/2017 5/28/2018 5/27/2019 2/24/2020 2/23/2021 2/28/2022 2/26/2023
	160,833	128,564
					32,398	1,143,649	22,600	869,580
Lance W. Robertson
2/28/2012 8/31/2012 2/26/2013	3,180 2,841 0	6,362 5,684 33,700	35.060 27.820 32.860	2/28/2022 8/31/2022 2/26/2023
	6,021	45,746
					47,884	1,690,305	11,900	457,876

Outstanding Equity Awards at 2013 Fiscal Year-End (continued)

	Stock Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options/SARs				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
Name and Grant Date	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested(4) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(5) ($)
T. Mitchell Little
5/30/2007 5/28/2008 5/25/2011 8/31/2011 2/28/2012 2/23/2013	7,661 5,908 12,630 1,539 1,669 0	0 0 6,317 770 3,340 33,700	38.250 32.060 33.060 26.920 35.060 32.860	5/30/2017 5/28/2018 5/25/2021 8/31/2021 2/28/2022 2/26/2023
	29,407	44,127
					39,307	1,387,537	11,900	457,876
Janet F. Clark
5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011 2/28/2012 2/26/2013	112,168 57,491 45,509 40,337 131,697 138,589 119,836 71,200 70,800	0 0 0 0 0 0 0 0 0	14.930 23.690 38.250 34.060 14.920 18.280 30.810 35.060 32.860	5/25/2015 6/1/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021 2/28/2022 2/26/2023
	787,627	0

(1)       All stock options listed in this column become exercisable in one-third increments over the first, second, and third anniversaries of the grant date.

(2)       This column reflects the number of shares of unvested restricted stock held by our named executive officers on December 31, 2013. Restricted stock awards granted according to our normal grant schedule typically vest in full on the third anniversary of the date of grant.

Name	Grant Date	# of Unvested Shares	Vesting Date

Lee M. Tillman	8/15/2013 8/15/2013	82,554 27,518	8/15/2016 8/15/2014, 8/15/2015, 8/15/2016
110,772
John R. Sult	9/11/2013	28,654	9/11/2014, 9/11/2015, 9/11/2016
Sylvia J. Kerrigan	2/23/2011 2/28/2012 2/26/2013	9,098 12,000 11,300	2/23/2014 2/28/2015 2/26/2016
32,398

Outstanding Equity Awards at 2013 Fiscal Year-End (continued)

Lance W. Robertson	10/17/2011 10/17/2011 2/28/2012 8/31/2012 10/30/2012 10/30/2012 2/26/2013 5/10/2013 9/25/2013	2,098 6,292 2,337 1,944 3,338 3,338 6,000 13,941 8,596	10/17/2014 10/17/2014 2/28/2014, 2/28/2015 8/31/2014, 8/31/2015 10/30/2014, 10/30/2015 10/30/2015 2/26/2016 5/10/2014, 5/10/2015, 5/10/2016 9/25/2016
47,884

T. Mitchell Little	6/1/2011 8/31/2011 2/28/2012 9/26/2012 9/26/2012 2/26/2013 5/10/2013 9/25/2013	496 1,829 1,227 3,609 3,609 6,000 13,941 8,596	6/1/2014 8/31/2014 2/28/2014, 2/28/2015 9/26/2014, 9/26/2015 9/26/2015 2/26/2016 5/10/2014, 5/10/2015, 5/10/2016 9/25/2016
39,307

(3)       This column reflects the aggregate value of all shares of unvested restricted stock held by each of the Named Executive Officers on December 31, 2013, using the year-end closing stock price of $35.30. Upon normal retirement, unvested shares are forfeited.

(4)       This column represents the number of outstanding share-based performance units. These awards have a performance period of January 1, 2013 to December 31, 2015.

(5)       The estimated payouts reflects our relative performance ranking (#6 of #12) as of December 31, 2013, applying the relative total shareholder return matrix provided on page 57, and using the year-end closing stock price of $35.30. These estimated payouts are not necessarily indicative of what the payout earned will be at the end of the performance period.

Option Exercises and Stock Vested in 2013

The following table provides information about the value realized by the named executive officers on option award exercises and vesting for restricted stock during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lee M. Tillman	0	0	0	0

John R. Sult	0	0	0	0

Clarence P. Cazalot, Jr.	0	0	0	0

Sylvia J. Kerrigan	0	0	8,141	276,387

Lance W. Robertson	0	0	5,906	205,807

T. Mitchell Little	33,371	572,119	4,742	165,805

Janet F. Clark	35,448	1,072,109	23,303	791,137

(1)       This column reflects the actual pre-tax gains realized by the applicable Named Executive Officers upon exercise of stock options, which, in each case, is the fair market value of the shares on the date of exercise less the grant price.

(2)       This column reflects the actual pre-tax gains realized by the named executive officers upon vesting of restricted stock, which, in each case, is the fair market value of the shares on the date of vesting.

Post Employment Benefits

Marathon Oil offers all eligible employees the opportunity to save for retirement through three retirement plans:

•     Retirement Plan of Marathon Oil Company (“Retirement Plan”) – A tax qualified defined benefit pension plan.

•     Marathon Oil Company Thrift Plan (“Thrift Plan”) – A tax-qualified 401(k) plan.

•     Excess Benefit Plan (“Excess Plan”) – A nonqualified plan allowing employees to accrue benefits above the tax limits.

In addition to these three plans, named executive officers are also eligible to participate in the Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”). More information regarding these four plans can be found under the Pension Benefits and Nonqualified Deferred Compensation sections.

Pension Benefits

We provide tax-qualified retirement benefits to our U.S. employees, including the named executive officers, through the Retirement Plan. In addition, we sponsor the nonqualified Excess Plan.

Retirement Plan

In general, all regular full-time and part-time employees in the U.S. are eligible to participate in the Retirement Plan effective as of their date of hire.

Benefit accruals beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with less than 50 points receive a 7 percent pay credit percentage; participants with 50 to 69 points receive a 9 percent pay credit percentage; and participants with 70 or more points receive an 11 percent pay credit percentage. Participants are also credited with interest based on the 30-year Treasury rate, which in 2013 was 3 percent.

For 2013, Mr. Cazalot and Mr. Little received pay credits equal to 11 percent of compensation as determined under the plan; Ms. Clark, Ms. Kerrigan, Mr. Tillman and Mr. Sult received pay credits equal to 9 percent of compensation as determined under the plan; Mr. Robertson received a pay credit equal to 7 percent of compensation as determined under the plan.

Participants who started with Marathon Oil prior to January 1, 2010, also have a portion of their benefit calculated under a legacy final average pay formula, which is referred to as the Legacy formula. No more than 37.5 years of participation may be recognized under the formula, and only service earned prior to January 1, 2010 is recognized. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including 401(k) plan deferrals but excluding amounts deferred under our nonqualified Deferred Compensation Plan). Long-term incentive compensation is not included. Final average pay, vesting service and age continue to be updated under the Legacy formula.

The monthly benefit under the Legacy formula is calculated as follows:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	–	[	1.33%	×	Estimated Primary SS Benefit	×	Years of Participation	]

Participants in the Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age under the Retirement Plan is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Legacy formula after reaching age 62. The forms of benefit available under the Retirement Plan include various annuity options and a lump sum distribution.

Participants are eligible for early retirement subsidies under the Legacy formula upon reaching age 50 and completing ten years of vesting service. There are no early retirement subsidies under the Cash Balance formula. Of the named executive officers Mr. Cazalot and Ms. Clark retired, Mr. Tillman and Mr. Sult have not yet vested, and Ms. Kerrigan and Mr. Little are the only two with a remaining Legacy benefit.

We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any named executive officer for purposes of retirement benefit accruals.

Excess Plan

Marathon Oil also sponsors the unfunded, nonqualified Excess Plan for the benefit of a select group of management and highly compensated employees. This plan provides benefits that participants, including our named executive officers, would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plan include the items listed above for the Retirement Plan, as well as deferred compensation contributions. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are made following retirement or other separation from service in the form of a lump sum.

Pension Benefits Table

The pension benefits table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2013. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Lance M. Tillman	Retirement Plan of Marathon Oil Company	0.42	20,869	0
	Marathon Oil Company Excess Benefit Plan	0.42	14,377	0

John R. Sult	Retirement Plan of Marathon Oil Company	0.33	16,781	0
	Marathon Oil Company Excess Benefit Plan	0.33	0	0

Clarence P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	13.75	708,323	0
	Marathon Oil Company Excess Benefit Plan	13.75	13,939,278	0

Sylvia J. Kerrigan	Retirement Plan of Marathon Oil Company	16.67	499,523	0
	Marathon Oil Company Excess Benefit Plan	16.67	1,987,569	0

Lance W. Robertson	Retirement Plan of Marathon Oil Company	2.25	34,248	0
	Marathon Oil Company Excess Benefit Plan	2.25	54,095	0

T. Mitchell Little	Retirement Plan of Marathon Oil Company	26.58	911,016	0
	Marathon Oil Company Excess Benefit Plan	26.58	1,215,367	0

Janet F. Clark	Retirement Plan of Marathon Oil Company	9.92	482,292	0
	Marathon Oil Company Excess Benefit Plan	9.92	2,994,459	82,442

(1)              The number of years of credited service shown in the table represents the number of years the named executive officer has participated in the plan. However, Plan Participation Service, used for the purpose of calculating each participant’s benefit under the legacy final average pay formula was frozen as of December 31, 2009.

(2)              The present value of accumulated benefits was calculated assuming a discount rate of 4.28 percent, a lump sum interest rate of 1.78 percent, the RP2000 combined healthy mortality table weighted 75 percent male and 25 percent female, a lump sum election rate of 100 percent for the non-qualified plan and 90 percent for the qualified plan, and retirement at age 62 or the age at measurement date, if older.

(3)              The distribution to Ms. Clark represents an amount distributed for the purpose of paying 2013 FICA tax obligations for benefits that will be distributed in 2014.

Nonqualified Deferred Compensation

The Thrift Plan, which is a tax-qualified 401(k) plan, currently provides for company matching contributions of up to 7 percent of eligible earnings.  Additionally, the company offers the opportunity to accrue benefits equal to the company matching contributions they would have otherwise received under the Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants can accrue these benefits in either the Deferred Compensation Plan or the defined contribution portion of the Excess Plan. Participants in the Thrift Plan, the Excess Plan, and the Deferred Compensation Plan are vested in their company matching contributions upon the completion of three years of vesting service.

Distributions from both the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service. Distribution of amounts subject to Section 409A of the Internal Revenue Code will be delayed for six months following separation from service where the participant is considered a “specified employee.”

Deferred Compensation Plan

The Deferred Compensation Plan is an unfunded, nonqualified plan in which named executive officers may participate. Participants may defer up to 20 percent of their salary and bonus each year, although no named executive officers elected to defer their compensation for 2013. Deferral elections are generally made in December of each year for amounts to be earned in the following year and are irrevocable. Deferral elections for bonus payments are applied based on the year the bonus is attributed to and not the year the bonus is paid. Participants are fully vested in their deferrals under the plan.

The investment options available under the Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon Oil common stock, which is not an investment option for named executive officers under the Deferred Compensation Plan.

Excess Plan

Prior to becoming a member of the Deferred Compensation Plan, named executive officers may have received defined contribution excess accruals under the Excess Plan.  Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Marathon Oil Stable Value Fund” option of the Marathon Oil Company Thrift Plan.  The annual rate of return on this option for the year ended December 31, 2013 was 1.66 percent.

Nonqualified Deferred Compensation Table The Nonqualified Deferred Compensation table below shows information about the Company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Lee M. Tillman	Marathon Oil Company Deferred Compensation Plan	0	9,612	152	0	9,764

John R. Sult	Marathon Oil Company Deferred Compensation Plan	0	0	0	0	0

Clarence P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	18,192	0	1,115,063

	Marathon Oil Company Deferred Compensation Plan	0	292,923	462,280	0	2,781,862

Sylvia J. Kerrigan	Marathon Oil Company Excess Benefit Plan	0	0	684	0	41,931

	Marathon Oil Company Deferred Compensation Plan	0	75,250	5,923	0	392,757

Lance W. Robertson	Marathon Oil Company Excess Benefit Plan	0	0	321	0	19,651

	Marathon Oil Company Deferred Compensation Plan	0	42,855	7,331	0	50,186

T. Mitchell Little	Marathon Oil Company Excess Benefit Plan	0	0	1,045	0	64,020

	Marathon Oil Company Deferred Compensation Plan	0	30,793	3,871	0	34,664

Janet F. Clark	Marathon Oil Company Deferred Compensation Plan	0	88,948	210,715	199,814	1,626,563

(1)       The amounts shown in this column are also included in the salary and bonus columns of the Summary Compensation Table on page 62.

(2)       The amounts shown in this column are also included in the all other compensation column of the Summary Compensation Table on page 62.

(3)       The distribution to Ms. Clark represents amounts accrued and vested prior to the effective date of Section 409A of the Internal Revenue Code and thus not subject to the sixth month distribution wait for specified employees.

(4)       Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

Potential Payments upon Termination or Change in Control

We have not entered into any employment agreements with our named executive officers that provide for severance or change-in-control benefits, nor do we have separate severance or change-in-control agreements with our named executive officers, except for our Executive Change in Control Severance Benefits Plans, which are described in more detail below.

Retirement

Our employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon Oil. Mr. Cazalot and Ms. Clark have retired, and the only other named executive officer who is retirement eligible is Mr. Little.

Upon separation, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon Oil’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 69-72.

In addition, upon retirement, unvested stock options for named executive officers would become immediately exercisable according to the grant terms. Unvested restricted stock awards are forfeited upon retirement (except in the case of mandatory retirement at age 65). For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon Oil’s broad-based and executive benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained actively employed for up to 24 months during the period of disability.

Change in Control

We believe that if a change in control of Marathon Oil is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a plan that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change in control. Our Executive Change in Control Severance Benefits Plan provides:

•      a cash payment of up to three times the sum of the named executive officer’s current salary plus bonus:

o     For NEOs hired or promoted on or before October 26, 2011, bonus reflects the highest bonus paid in the three years before the termination or change in control,

o     For NEOs hired or promoted after October 26, 2011, bonus reflects the average bonus awarded in the three years before the termination or change in control;

•      life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•      an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•      a cash payment equal to the actuarial equivalent of the difference between the amounts receivable by the named executive officer under the final average pay formula in our pension plans and the amounts which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change in control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•      a cash payment equal to the difference between the amount receivable under our defined contribution plan and the amount which would have been received if the named executive officer’s savings had been fully vested; and

•      a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes. For officers who are newly hired or first promoted to officer positions on or after October 26, 2011, the program includes no provisions to reimburse or “gross up” tax obligations following a change in control.

The severance benefits are payable if a named executive officer is terminated or resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation (other than for good reason) by the named executive officer.

In addition, immediately upon a change in control or upon a named executive officer’s termination of employment during a potential change in control, outstanding stock options, stock appreciation rights, and restricted stock would become fully vested. If a change in control occurs prior to the end of a performance period, then outstanding performance units would be fully vested at the target level.

The Executive Change in Control Severance Benefits Plan continues during a potential change in control period and for two years after a change in control.

Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon Oil’s change in control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that generally requires payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

The definition of a change in control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•      any person not affiliated with Marathon Oil acquires 20 percent or more of the voting power of our outstanding securities;

•      our Board no longer has a majority made up of (1) individuals who were directors on the effective date of the plans and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plans or (b) were themselves previously approved by our Board in this manner;

•      we merge with another company and, as a result, our stockholders hold less than 50 percent of the voting power of the surviving entity immediately after the transaction;

•      our stockholders approve a plan of complete liquidation of Marathon Oil; or

•      we sell all or substantially all of our assets.

In addition, if any person takes certain actions that could result in a change in control, a potential change in control will have occurred. The definition of a potential change in control for purposes of the Executive Change in Control Severance Benefits Plan is complex but, in general, a potential change-in-control would occur upon:

•      Marathon Oil entering into an agreement which could result in a change in control;

•      any person becoming the owner of 15 percent or more of our common stock;

•      a public announcement by any person or entity stating an intention to take over Marathon Oil;

•      or a determination by our Board that a potential change in control has occurred.

The tables below assume a termination date or change-in-control date of December 31, 2013, the last business day of the fiscal year. The value of the equity compensation awards (accelerated vesting of restricted stock awards and performance unit awards) were calculated using the 2013 year-end closing market price for our common stock of $35.30. The value of performance unit awards assumes that performance units awarded in February 2012 would vest and be paid out at the target level of $1 per unit, and that the performance units awarded in 2013 would vest and be paid out at the target level of $35.30 per unit.

Payments upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of Long- Term Incentives
Lee M. Tillman	$4,034,968
John R. Sult	$1,011,486
Clarence P. Cazalot, Jr.	$13,442,089
Sylvia J. Kerrigan	$2,972,257
Lance W. Robertson	$2,236,646
T. Mitchell Little	$1,911,239

Payments upon a Change in Control and Termination of Employment with Good Reason or by the Company without Cause

Change in Control	Accelerated Vesting of LTI ($)	Severance Payment ($)	Health & Welfare Benefits(1) ($)	Retirement Enhancement(2) ($)	Excise Tax Gross Ups(3) ($)	Total Payments ($)
Lee M. Tillman	4,034,968	3,000,000	51,417	66,742	0	7,153,127
John R. Sult	1,011,486	1,800,000	49,507	31,810	0	2,892,803
Clarence P. Cazalot, Jr.	13,442,089	13,200,000	40,485	3,616,008	0	30,298,582
Sylvia J. Kerrigan	2,972,257	3,990,000	345,114	3,788,778	4,593,772	15,689,921
Lance W. Robertson	2,236,646	2,362,500	48,667	0	0	4,647,813
T. Mitchell Little	1,911,239	1,825,000	56,167	2,670,658	0	6,463,064

(1)   Health and welfare benefits reflect the incremental value of continued coverage and enhanced subsidy for retiree medical coverage assuming an election of employee plus family coverage.

(2)  Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 0.75 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit); and a lump sum form of benefit.

(3)   These amounts include an excise tax gross-up for Ms. Kerrigan for tax imposed under Sections 280G and 4999 of the Internal Revenue Code.  This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax because our named executive officers are residents of Texas.

Certain Relationships and Related Person Transactions

Officers, Directors and Immediate Family

During 2013, Marathon Petroleum Timor Gap West Ltd., an indirect wholly-owned subsidiary of Marathon Oil Corporation, received from Peabody (Wilkie Creek) Pty. Ltd., an indirect wholly-owned subsidiary of Peabody Energy Corporation, royalty payments for coal mined in Australia in the amount of $1,687,877.  Gregory H. Boyce, a director of our Board, is chairman and chief executive officer of Peabody Energy Corporation.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for monitoring, reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for monitoring, reviewing, approving or ratifying related person transactions are as follows.

•      Each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and for the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and for the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•      With respect to five percent owners, the Company is required to create a list, to the extent the information is publicly available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy, and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•      Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner of more than five percent of any class of the Company’s voting securities who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction, is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•      In the event a related person transaction is pending or ongoing, it is required to be submitted to the committee or Chair, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•      At a committee’s meeting in each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.

•      No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee, except if the immediate family member is an executive officer of the Company.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on Marathon Oil.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Oil Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon Oil stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, 5555 San Felipe Street, Houston, Texas, 77056-2701. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Sylvia J. Kerrigan
Secretary

March 7, 2014

APPENDIX I

Marathon Oil Corporation

Audit and Finance Committee Charter

(Amended and Restated Effective January 1, 2014)

Statement of Purpose

The Audit and Finance Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”).  The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (ii) the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (iii) the performance of the internal audit function, (iv) the annual independent audit of the Company’s financial statements, (v) reviewing codes of conduct and compliance process reports, (vi) the compliance by the Company with legal and regulatory requirements, (vii) the Company’s risk management process, and (viii) the fulfillment of the other responsibilities set forth herein.  The Committee also has the purpose of preparing the audit committee report that the rules and regulations of the Securities and Exchange Commission (the “SEC”) require the Company to include in its annual meeting proxy statement.

Authority

The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility.  The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (ii) to select, retain (including approval of the fees and terms of the engagement), oversee and terminate outside legal, accounting or other consultants (collectively, “Outside Advisors”) to advise the Committee, and (iii) to request any director, officer or employee of the Company, the Company’s outside counsel, inside counsel, independent auditors or internal auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  The Company shall provide appropriate funding, as determined by the Committee, for payment of fees and expenses to any Outside Advisors retained by the Committee.

Membership

The Committee shall be comprised of not less than three nor more than six members.  The Board will designate a member of the Committee as the chairperson of the Committee.  Each member of the Committee shall be a member of the Board and shall be determined by the Board to be independent, as defined and to the extent required under applicable SEC rules, stock exchange listing standards, and the Company’s Corporate Governance Principles. Each member of the Committee shall be financially literate as determined by the Board in accordance with stock exchange listing standards.  At all times, there shall be at least one member of the Committee determined by the Board to be an “audit committee financial expert,” as defined by SEC rules.  Subject to the requirements of applicable listing standards, the Board may appoint and remove Committee members in accordance with the Company’s By-laws.

No director who serves on the audit committees of more than two other public companies may serve on the Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee, and any such determination must be disclosed as required under applicable SEC rules and stock exchange listing standards.  Except in any such member’s capacity as a member of the Committee, the Board, or any other board committee, no member shall accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

Meetings

The Committee will meet at least quarterly.  All Committee members are expected to attend each meeting, in person or via teleconference.  The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary.  Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.  Minutes of each meeting will be prepared.  If requested by any member of the Committee, time shall be allotted for an executive session of Committee members only and any executives or outside advisors they might want to invite.

Quorum

A majority of the total number of Committee members then in office shall constitute a quorum for the transaction of business at any meeting.  All matters shall be decided by the affirmative vote of a majority of members present in person or via teleconference at a meeting duly called and held.

Relationship with Independent Auditor

One of the important duties of the Committee is the relationship of the Company with its independent auditor.  The independent auditor is ultimately accountable to the Board and the Committee as representatives of the shareholders.  The independent auditor shall report directly to the Committee.

Responsibilities

The following shall be the principal responsibilities of the Committee:

Independent Auditor Matters

1.            Selection and Retention of Independent Auditor.  The Committee shall select and retain the firm of independent auditors to be nominated for ratification by the shareholders to audit the financial statements of the Company, and the Committee shall replace, compensate and oversee the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.                                     Approval of Audit and Non-Audit Fees and Services of Independent Auditor.  The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditor for audit,  audit-related, tax, and permissible non-audit services performed by the independent auditor for the past year, and approve in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.  The chairperson of the Committee is hereby given authority to approve fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services in an amount not to exceed $500,000.

3.            Determination of Independence of Independent Auditor.  The Committee shall annually review the independence letter issued by the independent auditors, actively engage in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, discuss the independence matters that may be required under applicable rules governing independent auditors, including those promulgated by the Public Company Accounting Oversight Board (“PCAOB”) rules, as may be modified or supplemented, and report to the Board any appropriate action necessary to maintain the auditor’s continuing independence.

4.                                     Evaluation of Independent Auditor.  The Committee shall annually review a report by the independent auditor, which sets forth (i) the firm’s internal quality-control procedures, (ii) any issues raised by the most recent internal quality-control review, peer review or PCAOB review or inspection of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditor and the Company that might affect the objectivity or independence of the auditor.

5.                                     Rotation of Lead Audit Partner and Audit Firm.  The Committee shall review and evaluate the lead partner of the independent auditor and assure the regular rotation of the lead audit partner as required by law and consider whether there should be a rotation of the audit firm itself.

6.                                     Policy for Employment of Staff of Independent Auditor.  The Committee shall establish a policy for the Company’s hiring of employees or former employees of the independent auditor, which shall meet the requirements of applicable law and listing standards.

Independent and Internal Auditor Matters

7.                                     Audit Plans of Independent and Internal Auditors.  The Committee shall annually review and approve the audit plans of both the independent auditor and the internal audit staff, including a review of risk assessment strategies.

8.                                     Meetings with Independent and Internal Auditors and Management.  The Committee shall meet separately and periodically with the independent auditor, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditor (i) any audit problems or difficulties and management’s response thereto, (ii) all critical accounting policies and practices used, (iii) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditor, and (iv) other material written communications between the independent auditor and management.

9.                                     Review of Benefit Plans.  The Committee shall receive and review the audit plans and audit reports of the Company’s benefit plans.

Internal Auditor Matters

10.                              Internal Auditors’ Access to Board, Committee and Management.  The Committee shall ensure that the Company maintains an internal audit function, which shall be structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.  The Committee shall oversee the internal auditors, who will report directly to the Committee.

11.                              Internal Auditors’ Charter, Qualifications and Quality Control.  The Committee shall annually approve the internal audit staff’s charter and review the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

12.                              Appointment or Removal of the Head of Internal Audit.  The Committee shall approve the appointment or removal of the head of the internal audit staff.

Financial Statement, Proxy Statement and Other Disclosure Matters

13.        Review of Annual and Quarterly SEC Filings.  The Committee shall review, approve and discuss with appropriate members of management, the independent auditor, and if appropriate the internal auditors, the annual and quarterly financial statements, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q (prior to their filing), related accounting and auditing principles (including new or changed accounting policies, significant estimates, judgments, uncertainties, unusual transactions, and any off-balance sheet arrangements) and the Company’s specific disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual report on Form 10-K and, where applicable, quarterly report on Form 10-Q.

14.                              Audit Committee Report and Recommendation to File Audited Financial Statements.  The Committee shall recommend to the Board whether the Company’s annual report on Form 10-K to be filed with the SEC should include the audited financial statements, and the Committee shall timely prepare the audit committee report and other information required to be included in the Company’s annual meeting proxy statement.

15.                              Review of Earnings Releases.  The Committee shall review and discuss with management each of the earnings press releases prior to its issuance.  In addition, the Committee shall periodically review and discuss with management the type of presentation and information disclosed in the Company’s earnings press releases including, but not limited to, the use of “pro forma” and “non-GAAP” financial information, and financial information and earnings guidance provided to analysts and rating agencies.

16.                              Review of Internal Controls and Approval of Internal Control Reports.  The Committee shall review and discuss, as appropriate, with management, the independent auditor and the internal auditors, the design and effectiveness of the Company’s internal control over financial reporting and any significant deficiencies or material weaknesses in that internal control, and any fraud that involves management or other employees who have a significant role in that internal control, that have been reported to the Committee.  The Committee shall also review and approve the internal control reports (and related report and attestation) to be included in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as applicable.  The internal control reports relating to management’s assessment of internal control over financial reporting shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the period covered by the report.

17.                              Review of Disclosure Controls and Procedures.  The Committee shall review and discuss with the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the internal auditors, if appropriate, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

18.                              Preparation of Disclosures for Proxy Statement.  The Committee shall produce the Committee disclosures required by the SEC rules and regulations to be included in the Company’s annual proxy statement.

19.                              Review of Other Matters.  The Committee shall review the year-end hydrocarbon reserve estimates and tax contingency reserves.

Finance Matters

20.                              Recommendations on Dividends. The Committee shall make recommendations to the Board concerning dividends.

21.                              Approve and Recommend Financings.  Within the authority levels established by the Board, the Committee shall approve financings by the Company (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures.

22.                              Loans, Guarantees and Other Uses of Credit.  Within the authority levels established by the Board, the Committee shall authorize loans to outside entities, guarantees by the Company of the credit of others, and other uses of the Company’s credit.

23.                              Report on Financial Covenant Compliance.  The Committee shall periodically review and report to the Board concerning the Company’s compliance with financial covenants and other terms of loans and other agreements.

Other Matters

24.                              Review Codes of Conduct, Legal and Regulatory Compliance. The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries, including reports from management concerning compliance with such codes of conduct and corporate policies dealing with business conduct. The Committee shall periodically review with management, including the General Counsel, and the independent auditor, any correspondence with, or other action by, regulators or governmental agencies and any complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or whistleblowing procedures.  The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

25.                              Review of Business Expense Reporting.  The Committee shall annually review the business expense reporting of the named executive officers of the Company.

26.                              Review of Contingency Plans.  The Committee shall review contingency plans in the event of a failure of information technology systems.

27.                              Review of Organizational Structures.  The Committee shall periodically review the organizational structures and capitalization of entities through which the Company conducts its business.

28.                              Discuss Risk Assessment and Risk Management.  The Committee shall periodically review and discuss with management, and provide oversight with respect to, the processes and controls, including policies and guidelines, established by the Company to assess, monitor, manage and mitigate the Company’s significant risks (whether financial, operational or otherwise).  In providing such oversight, the Committee may also discuss such processes and controls with the Company’s internal and independent auditor.

29.                              Swap Transactions.  The Committee shall annually review and approve the use of non-cleared, over-the-counter swap transactions pursuant to any applicable exemption from a clearing requirement imposed by the U.S. Commodity Futures Trading Commission, subject to applicable Company policies governing the use of such transactions.

30.                              Performance Evaluation.  The Committee shall complete an annual performance evaluation of the Committee and its members consistent with the responsibilities set forth in this charter.

31.                              Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant preapprovals of audit, audit-related, tax, and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

32.                              Other Responsibilities.  The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

33.                              Review of Charter.  The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis, and the Committee shall recommend any proposed changes to this charter to the Board.

APPENDIX II

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

General Purpose

To establish the procedures for pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s (the “Corporation”) independent auditor.

Policy Statement

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, all audit, audit-related, tax and permissible non-audit services, to be provided to the Corporation by its independent auditor, require prior approval by the Audit and Finance Committee (the “Committee”) of the Board before the commencement of such services. Appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall require prior approval by the Committee.

The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to twelve months in advance for the following year.

The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

The Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the following year to the Committee for approval. Throughout said year, on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other matters. The Committee will also consider and approve as a whole the audit services listed in Appendix A. All audit services not listed on Appendix A must be separately pre-approved by the Committee.

The performance of audit-related services, defined as services reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor, will not be considered an impairment of the independence of the auditor. The audit-related services listed in Appendix B are expressly pre-approved by the Committee. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

Tax services include services such as tax compliance, tax planning and tax advice. The performance of tax services does not impair the independence of the auditor, and the Committee expressly pre-approves the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

Permissible non-audit services are the services set forth in Appendix D hereto. The performance of permissible non-audit services does not impair the independence of the auditor, and the Committee expressly pre-approves the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

The Committee may delegate to one or more independent members of the Committee the authority to grant approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at its next regularly scheduled meeting. Pursuant to the above authority, the Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

The Committee has not delegated to the Corporation’s management any of its responsibilities to approve services performed by the independent auditor.

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Policy Application

This policy applies to Marathon Oil Corporation and its wholly or majority owned subsidiaries.

Policy Implementation

The CFO shall coordinate the implementation of this policy.

Policy Exceptions

The requirement for prior approval of permissible non-audit services provided above is waived, provided the following criteria are satisfied:

i.                 the aggregate amount of all such services provided to the Corporation constitutes not more than 5% of the total amount of revenues paid by the Corporation to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

ii.              at the time of engagement with the independent auditor such services were not recognized by the Corporation to be non-audit services; and

iii.           such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit or by one or more designated members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding these exceptions, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

References

None

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit and Finance Committee.

Financial Statement Audit – Statutory audits or financial audits for the Corporation, and subsidiaries and affiliates thereof.

Regulatory Financial Filings – Services related to the Securities Act of 1933 and the Securities Exchange Act of 1934 filings (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to Securities and Exchange Commission (“SEC”) comment letters.

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the Corporation’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit and Finance Committee.

Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations or acquisitions, including review of financial statements, financial data and records, and discussions with Corporation or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

Consultations Regarding GAAP – Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard setting bodies.

Attestation – Attestation and agreed-upon procedures engagements.

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit and Finance Committee.

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Corporation.

International Tax Compliance – Preparation and review of income and local, tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Corporation. Preparation or review of U.S. filing requirements for foreign corporations.

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Corporation’s Tax Organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, excise tax or equivalent taxes in each applicable jurisdiction. Tax advice on restructurings, mergers and acquisitions.

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Corporation to comply with taxing authority documentation requirements regarding inter-company pricing and assistance with tax exemptions.

Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit and Finance Committee.

• Assistance with preparation of statutory financial statements

• Assistance with filing of statistical information with governmental agencies

• Accounting research software license

Appendix E

Prohibited Services

The independent auditor shall be prohibited from performing the following services for the Corporation:

• Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

• Financial information systems design and implementation;

• Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

• Actuarial services;

• Internal audit outsourcing services;

• Management functions or human resources function;

• Broker or dealer, investment adviser, or investment banking services;

• Legal services and expert services unrelated to the audit; and

• Any other service that is prohibited by applicable law or regulation or that the Committee determines is impermissible.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MARATHON OIL CORPORATION Your Board of Directors recommends you vote “FOR” Items 1a. through 1i. 1. Election of directors for a one-year term expiring in 2015 For Against Abstain NOMINEES: ! ! ! 1a. Gregory H. Boyce ! ! ! For Abstain Against 1b. Pierre Brondeau Your Board of Directors recommends you vote “FOR” Item 2 ! ! ! ! ! ! 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2014. 1c. Linda Z. Cook ! ! ! 1d. Chadwick C. Deaton Your Board of Directors recommends you vote “FOR” Item 3 ! ! ! ! ! ! 3. Board proposal for a non-binding advisory vote to approve our named executive officer compensation. 1e. Shirley Ann Jackson ! ! ! 1f. Philip Lader Your Board of Directors recommends you vote “AGAINST” Item 4 ! ! ! ! ! ! 1g. Michael E.J. Phelps 4. Stockholder proposal seeking a report regarding the Company's lobbying activities, policies and procedures. ! ! ! 1h. Dennis H. Reilley Your Board of Directors recommends you vote “AGAINST” Item 5 ! ! ! ! ! ! 5. Stockholder proposal seeking a report regarding the Company's methane emissions. 1i. Lee M. Tillman ! ! ! ! Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only. Please indicate if you plan to attend this meeting. Yes No Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 29, 2014, for shares held by registered holders directly and 11:59 p.m. EDT on April 27, 2014, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 29, 2014, for shares held by registered holders directly and 11:59 p.m. EDT on April 27, 2014, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 29, 2014, for shares held by registered holders directly and at 11:59 p.m. EDT on April 27, 2014, for shares held in the Marathon Oil Company Thrift Plan. M66826-P47890

2014 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 30, 2014. The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 at 10:00 a.m. Central Time. (Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience; however, your right to attend without an attendance card, upon proper identification, is not affected.) Sylvia J. Kerrigan Secretary (FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2014 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2013 Annual Report on Form 10-K are available at www.proxyvote.com. .(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.). M66827-P47890 Proxy and Voting Instruction Form This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 30, 2014 For shares held by registered holders The undersigned hereby appoints Dennis H. Reilley, Lee M. Tillman and John R. Sult, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 30, 2014, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2014 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card. For shares held in Marathon Oil Company Thrift Plan These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2014 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 27, 2014, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares. PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE